Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of October 17, 2017

by and among

TERRAFORM POWER OPERATING, LLC,
as Borrower,

TERRAFORM POWER, LLC,
as a Guarantor,

CERTAIN SUBSIDIARIES OF TERRAFORM POWER OPERATING, LLC,
as Guarantors,

VARIOUS LENDERS AND ISSUING BANKS,

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

HSBC BANK CANADA,

BANK OF MONTREAL,

THE BANK OF NOVA SCOTIA,

NATIXIS SECURITIES AMERICAS LLC,

RBC CAPITAL MARKETS1,

and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners,

$450,000,000 Revolving Loan

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

		Page

	SECTION 1

	DEFINITIONS AND INTERPRETATION

SECTION 1.1.	Definitions	1

SECTION 1.2.	Accounting Terms	43

SECTION 1.3.	Interpretation, Etc	43

SECTION 1.4.	Exchange Rates; Currency Equivalents	44

SECTION 1.5.	Letter of Credit Amounts	44

SECTION 1.6.	Limited Condition Transactions	45

i

SECTION 2.24.	Incremental Facilities	71

SECTION 2.25.	Refinancing Facilities	72

SECTION 2.26.	Extension of Maturity	73

	SECTION 3

	CONDITIONS PRECEDENT

SECTION 3.1.	Closing Date	75

SECTION 3.2.	Conditions to Each Credit Extension	79

SECTION 6.12.	Conduct of Business	107

SECTION 6.13.	[Reserved.]	108

SECTION 6.14.	Amendments or Waivers of Organizational Documents and Certain Material Contracts	108

SECTION 6.15.	Fiscal Year	108

	SECTION 8

	EVENTS OF DEFAULT

SECTION 8.1.	Events of Default	114

SECTION 8.2.	Equity Cure Right	117

v

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Deemed CFADS
	1.1(b)	Existing Letters of Credit
	3.1(f)	Certain Existing Indebtedness
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.7	Historical Financial Statements
	4.13	Real Estate Assets
	4.26	Entities Regulated Under PURPA
	5.15	Required Restricted Subsidiaries
	5.18	Post-Closing Obligations
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B	Revolving Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Mortgage
	J	[Reserved]
	K	Intercompany Note
	L	Joinder Agreement
	M	Incumbency Certificate
	N	Prepayment Notice

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of October 17, 2017, is entered into by and among TERRAFORM POWER OPERATING, LLC, a Delaware limited liability company (“Borrower”), TERRAFORM POWER, LLC, a Delaware limited liability company (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders and Issuing Banks party hereto from time to time, HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), HSBC BANK CANADA, BANK OF MONTREAL, BANK OF NOVA SCOTIA, NATIXIS SECURITIES AMERICAS LLC, RBC CAPITAL MARKETS and SUMITOMO MITSUI BANKING CORPORATION, as Joint Lead Arrangers (in such capacity, “Arrangers”) and Joint Bookrunners.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a revolving credit facility to Borrower, in an aggregate principal amount not to exceed $450,000,000, the proceeds of which will be used in accordance with Section 2.6(a);

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries subject to the terms of the Pledge and Security Agreement; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including Borrower) subject to the terms of the Pledge and Security Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

SECTION 1.1.       Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition” means the acquisition by Orion US Holdings of not less than 50.1% of the Equity Interests in Parent, as contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Merger and Sponsorship Transaction Agreement dated as of March 6, 2017, by and among Parent, Orion US Holdings and BRE TERP Holdings Inc., a Delaware corporation, after giving effect to any amendment, consent, modification or waiver thereto, other than those amendments, consents, modifications or waivers that are materially adverse to the Arrangers or the Lenders, unless the Arrangers have provided prior written consent (such consent not to be unreasonably withheld or delayed).

“Additional Refinancing Lender” as defined in Section 2.25.

“Adjusted Eurocurrency Rate” means, as to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) in the case of a borrowing of Revolving Loans denominated in Dollars, (i) the Eurocurrency Rate for Dollars for such Interest Period divided by (ii) one minus the Eurocurrency Reserve Percentage, (b) in the case of a borrowing of Revolving Loans denominated in an Alternative Currency (other than Canadian Dollars), the Eurocurrency Rate for such currency for such Interest Period and (c) in the case of a borrowing of Revolving Loans denominated in Canadian Dollars, the CDO Rate for such Interest Period.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agent, (iii) each Bookrunner and (iv) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of October 17, 2017, as it may be amended, restated, supplemented or otherwise modified from time to time.

“ALTA” means the American Land and Title Association.

“Alternative Currency” means each of Canadian Dollars, Euros, Pounds Sterling, and, solely in the case of Letters of Credit, each other currency that is approved in accordance with Section 1.5(b).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2017, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect was greater than 5.50:1.00; and (ii) from and after the date of delivery of the Compliance Certificate and financial statements for the period ending December 31, 2017 referred to in the preceding clause (i), a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Eurocurrency Rate Loans	Applicable Margin for Base Rate Loans and CPR Loans	Applicable Revolving Commitment Fee Percentage
<3.50:1.00	2.25%	1.25%	0.375%
≥3.50:1.00 but ≤ 4.50:1.00	2.50%	1.50%	0.375%
> 4.50:100 but ≤ 5.50:1.00	2.75%	1.75%	0.45%
> 5.50:1.00	3.00%	2.00%	0.50%

Each change in the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be effective on and after the third Business Day after the date of delivery to Administrative Agent of financial statements pursuant to Section 5.1(b) and (c) and a Compliance Certificate pursuant to Section 5.1(d) calculating the Leverage Ratio.  At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Leverage Ratio was greater than 5.50:1.00.  Within one Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date.  In the event that any financial statement or certificate delivered pursuant to Section 5.1 is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Borrower shall promptly deliver to Administrative Agent a correct certificate required by Section 5.1(d) for such Applicable Period, (y) if such inaccuracy, if corrected, would have resulted in a higher Applicable Margin, the Applicable Margin shall be deemed to be such higher Applicable Margin for the Applicable Period and (z) Borrower shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.  Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.10 or Section 8.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans.  A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Banks by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries (but excluding, for the avoidance of doubt, the Equity Interests in Holdings), other than (i) inventory (or other assets, including energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes) sold, leased or licensed out in the ordinary course of business, (ii) the sale by Holdings or any Subsidiary of property that is no longer useful or necessary to the conduct of the business of Holdings or any Subsidiary in the ordinary course of business (excluding sales of one or more Non-Recourse Subsidiaries), (iii) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business, (iv) the granting of Liens not prohibited by Section 6.2, (v) [reserved], and (vi) sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, exclusive licenses (as licensor or sublicensor), transfers or other dispositions to, or any exchanges of property with, any Person for aggregate consideration of less than $100,000,000 with respect to any transaction or series of related transactions and less than $200,000,000 in the aggregate in any Fiscal Year.  In no event shall entering into a Hedge Agreement be considered to be an Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other authorized signatory of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Available Equity Amount” means, at any time, (a) the aggregate amount of (i) Cumulative CFADS, (ii) proceeds of any cash capital contributions to Holdings (other than in connection with the exercise of a Cure Right), (iii) Net Equity Proceeds from the sale or issuance of any Equity Interests of Holdings (other than in connection with the exercise of a Cure Right), (iv) proceeds received by Holdings from the issuance or sale of convertible or exchangeable Disqualified Equity Interests of Holdings or convertible or exchangeable debt securities of Holdings, in each case that have been converted into or exchanged for Equity Interests of Holdings or any direct or indirect parent of Holdings (other than Equity Interests (or Disqualified Equity Interests or debt securities) sold to a Subsidiary of Holdings) and (v) proceeds from the issuance to the Sponsor or any of its subsidiaries (other than Holdings or any of its subsidiaries) of any Indebtedness of Holdings, which Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Arrangers), in the case of each of clauses (i), (ii), (iii), (iv) and (v), to the extent such proceeds (x) have been contributed by Holdings to, and received by, Borrower on or after the Closing Date (but excluding the aggregate amount of any such proceeds received on the Closing Date and included in the calculation of the Closing Date Leverage Requirement) and (y) are not already included in Cumulative CFADS for any period after the Closing Date, less (b) the aggregate amount of Restricted Junior Payments made pursuant to Section 6.4(c) or Section 6.4(i) on and after the Closing Date, less (c) the aggregate amount of Investments made pursuant to Section 6.6(h) on and after the Closing Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) the sum of (a) the Adjusted Eurocurrency Rate (after giving effect to any Adjusted Eurocurrency Rate “floor”) that would be payable on such day for a Eurocurrency Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurocurrency Rate Loans and the Applicable Margin for Base Rate Loans.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“BMO” means Bank of Montreal.

“BNS” means The Bank of Nova Scotia.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means Arrangers, in their capacity as joint lead arrangers and joint bookrunners.

“Borrower” as defined in the preamble hereto.

“Borrower Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries (other than Non-Recourse Subsidiaries) with respect to all outstanding Indebtedness of Holdings and its Subsidiaries determined in accordance with GAAP (other than Non-Recourse Project Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash.

“Borrower Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries (other than Non-Recourse Subsidiaries) determined in accordance with GAAP, for the avoidance of doubt excluding the face amount of any undrawn Letter of Credit issued for the account of Borrower.

“Borrowing Minimum” means (i) in the case of a borrowing of Revolving Loans that are Eurocurrency Rate Loans denominated in Dollars, $2,000,000, (ii) in the case of a borrowing of Revolving Loans that are Eurocurrency Rate Loans denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $2,000,000, (iii) in the case of a borrowing of Revolving Loans that are Base Rate Loans, $2,000,000 and (iv) in the case of a borrowing of Revolving Loans that are CPR Loans, C$2,000,000.

“Borrowing Multiple” means (i) in the case of a borrowing of Revolving Loans that are Eurocurrency Rate Loans denominated in Dollars, $100,000, (ii) in the case of a borrowing of Revolving Loans that are Eurocurrency Rate Loans denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $100,000, (iii) in the case of a borrowing of Revolving Loans that are Base Rate Loans, $1,000,000 and (iv) in the case of a borrowing of Revolving Loans that are CPR Loans, C$1,000,000.

“Brookfield Entity” means any of (i) Sponsor or any of its successors resulting from an internal reorganization or (ii) any Person Controlled by Sponsor or any of its successors referred to in the immediately preceding clause (i).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close; provided that (i) when used in connection with any Eurocurrency Rate Loans (other than Eurocurrency Rate Loans denominated in Canadian Dollars), the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (ii) when used in connection with Loans or Letters of Credit denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks in Toronto, Ontario are not open for dealings in deposits in Canadian Dollars in the Canadian interbank market, (iii) when used in connection with Loans or Letters of Credit denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day and (iv) when used in connection with Loans or Letters of Credit denominated in Pounds Sterling, the term “Business Day” shall also exclude any day on which banks in London, England are authorized or required by law or other governmental action to close.

“Canadian Dollars” and the sign “C$” mean the lawful money of Canada.

“Canadian Prime Rate” means, for any period, the rate per annum determined by Administrative Agent to be the greater of (i) the rate of interest per annum most recently announced or established by Administrative Agent as its reference rate in effect on such day for determining interest rates for Canadian Dollar-denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by Administrative Agent and (ii) the sum of (a) the yearly interest rate to which the one-month CDO Rate is equivalent plus (b) 1.00%.  If no CDO Screen Rate shall be available for an Interest Period of one month, then the CDO Rate for purposes of clause (b) above shall be based on the Interpolated Rate on the applicable date of determination.  The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Canadian Prime Rate.  Any change in the Canadian Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.  At the request of the applicable Issuing Bank, if any Letter of Credit issued by such Issuing Bank to be Cash Collateralized hereunder is denominated in an Alternative Currency, Borrower shall post such Cash Collateral in the same Alternative Currency as the Letter of Credit to be Cash Collateralized.

“Cash Equivalents” means, as at any date of determination, any of the following:  (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or the Canadian government or (b) issued by any agency of the United States or Canada and the obligations of which are backed by the full faith and credit of the United States or Canada, as applicable, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any State of the United States or any province of Canada or any political subdivision of any such State or province or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or Canada or any State or province thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) solely with respect to Non-Recourse Subsidiaries, other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“CDO Rate” means for any Interest Period (or, for purposes of determining the Canadian Prime Rate, one-month period) as to any Eurocurrency Rate Loan denominated in Canadian Dollars, the annual rate of interest determined by reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period (or one-month period, as applicable) for Canadian dollar-denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service Reuters Screen or, in the event such rate does not appear on such page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by Administrative Agent from time to time in its reasonable discretion (such applicable rate being called the “CDO Screen Rate”), as of 11:00 a.m., Local Time, on the first day of such Interest Period (or one-month period, as applicable) or, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 11:00 a.m., Local Time, to reflect any error in the posted rate of interest or in the posted average annual rate of interest).  If no CDO Screen Rate shall be available for a particular Interest Period (or one‑month period, as applicable) but CDO Screen Rates shall be available for maturities both longer and shorter than such Interest Period (or one-month period, as applicable), then the CDOR Rate for such Interest Period (or one-month period, as applicable) shall be the Interpolated Screen Rate.  Notwithstanding the foregoing, if the CDO Rate, determined as provided above, would otherwise be less than zero, then the CDO Rate shall be deemed to be zero for all purposes.

“CDO Rate Loan” means a Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the CDO Rate.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“CFADS” means, for the applicable period, the sum of (a) on a consolidated basis in accordance with GAAP, net cash provided by (used in) operating activities of Holdings and its Subsidiaries during such period, adjusted as follows (without duplication of any increase, decrease, exclusion or other amount):  (i) plus or minus changes in short term assets and short term liabilities as reflected (or to be reflected) on Holdings’ statement of cash flows during such period, (ii) minus deposits into (or plus withdrawals from) restricted cash accounts during such period required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (iii) minus cash distributions paid to non-controlling interests in Holdings’ and its Subsidiaries’ projects during such period, if any, (iv) minus scheduled project level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during such period, (v) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during such period, (vi) plus, to the extent reducing Holdings’ net cash provided by operating activities for such period, monitoring, consulting, management and similar fees payable under the Master Services Agreement (as in effect on the Closing Date) during such period and (vii) plus or minus any other operating items as necessary to present the cash flows Holdings deems representative of its core business operations, with the approval of the audit committee of Holdings, during such period; provided that any CFADS attributable to the operations of Unrestricted Subsidiaries will only be included in the foregoing calculation to the extent of any cash dividends or other cash distributions received by Holdings or any of its Restricted Subsidiaries during the period for which CFADS is being calculated (or, without duplication, subsequent to such period but on or prior to the applicable date of determination), and (b) without duplication of amounts included in the immediately preceding clause (a), the sum of (i) Borrower Interest Expense during such period and (ii) debt service payments and repayments in respect of Indebtedness of Holdings and its Subsidiaries (other than Non-Recourse Subsidiaries) in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during such period.  Notwithstanding the foregoing, CFADS for the Fiscal Quarters ended on or prior to September 30, 2017 shall be deemed to be the amounts set forth on Schedule 1.1(a).

“Change of Control” means (i) Brookfield Entities, taken as a whole, shall cease to beneficially own, directly or indirectly, Equity Interests in Holdings representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (“Voting Equity”) unless (x) the Brookfield Entities, taken as a whole, beneficially own, directly or indirectly, Equity Interests representing at least 40% of the Voting Equity, (y) no person or group (for purposes of the Exchange Act) shall beneficially own, either directly or indirectly, a greater percentage of the Voting Equity than the percentage of the Voting Equity beneficially owned, directly or indirectly, by the Brookfield Entities, taken as a whole, and (z) the Master Services Agreement shall be in full force and effect between one or more Brookfield Entities and Parent or (ii) Holdings shall cease to beneficially own and control, directly or indirectly, 100% of the Equity Interests of Borrower.

“Clean Energy System” means a solar, wind, biomass, natural gas, hydroelectric, geothermal, renewable energy (including battery storage), conventional power, energy efficiency systems, electric transmission and distribution or water installation projects (or a hybrid energy generating installation that utilizes a combination of any of the foregoing), in each case whether commercial or residential in nature.

“Closing Date” means October 17, 2017.

“Closing Date Backstop Letters of Credit” means the Letters of Credit to be issued by HSBC Canada on the Closing Date for the purpose of backstopping the Existing Letters of Credit.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Leverage Requirement” as defined in Section 3.1(g)(i).

“Closing Date Material Adverse Effect” has the meaning assigned to the term “Company Material Adverse Effect” in the Acquisition Agreement in effect on March 6, 2017 or as modified in any manner with the consent of the Arrangers (which consent shall not be unreasonably withheld, conditioned or delayed).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages (if any), the Intellectual Property Security Agreements (if any), and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Total Assets” means, as of any date, the total amount of assets which appear on the consolidated balance sheet of Holdings and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means, with respect to any Person at any time, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract, by virtue of being (or controlling) the general partner, the managing partner, the manager, the board of managers or the board of directors of such Person, by virtue of beneficial ownership or control over a majority of the economic interests of such Person, or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code; provided, however, that for the avoidance of doubt, none of Borrower, the Persons that are Guarantors as of the Closing Date, any Project Holdco or any Pledged Holdco shall be a Controlled Foreign Corporation.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“CPR Loan” means a Loan bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Revolving Loans (or Revolving Commitments), or any existing Credit Agreement Refinancing Indebtedness (such Revolving Loans (or Revolving Commitments) or Credit Agreement Refinancing Indebtedness, as applicable, the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier than the maturity date of the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the applicable Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and out-of-pocket expenses associated with the refinancing (or, in the case of any Credit Agreement Refinancing Indebtedness in the form of Refinancing Revolving Commitments, shall not be in an amount greater than the aggregate amount of revolving commitments constituting the applicable Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and out-of-pocket expenses associated with the refinancing) plus other Indebtedness that could otherwise be incurred hereunder, subject to (A) a dollar-for-dollar usage of any basket (other than any basket that provides for Credit Agreement Refinancing Indebtedness) set forth in Section 6.01 and (B) if such Indebtedness is secured, a dollar-for-dollar usage of any basket (other than any basket that provides for Liens on Credit Agreement Refinancing Indebtedness) set forth in Section 6.02, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, discounts, rate floors and optional prepayment or redemption terms) are substantially similar to, or (taken as a whole) are no more favorable (as reasonably determined by Borrower) to the lenders or holders providing such Indebtedness than, those applicable to the Refinanced Debt being refinanced (except for such more favorable covenants or other provisions that are (A) applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness or (B) added for the benefit of any existing Loans and Commitments at the time of such refinancing) (provided that a certificate of an Authorized Officer delivered to Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless Administrative Agent notifies Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder shall be terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Pari Passu Intercreditor Agreement, any documents or certificates executed by Borrower in favor of any Issuing Bank relating to Letters of Credit, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each of Holdings, Borrower and each other Guarantor.  Notwithstanding anything in the Credit Documents to the contrary, no Non-Recourse Subsidiary shall be a Credit Party.

“Cumulative CFADS” means, with respect to any date of determination, the cumulative CFADS (limited to the amounts described in clause (a) of such definition) for the period (taken as one accounting period) from June 30, 2017, to the end of the most recently ended Fiscal Quarter for which internal financial statements are available as of such date of determination.

“Cure Amount” as defined in Section 8.2.

“Cure Right” as defined in Section 8.2.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender (a) that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) that has notified Borrower, Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) that has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) for which Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” means the fair market value of non-Cash consideration received by Holdings or any of its Subsidiaries in connection with an Asset Sale pursuant to Section 6.8(d) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of an Authorized Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-Cash consideration converted to Cash within 180 days following the consummation of such Asset Sale).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) contractually provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent or the applicable Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn Out Indebtedness” as defined in the definition of the term “Indebtedness”.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a natural person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of the Guarantors or (solely with respect to an employee benefit plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA or is otherwise subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA) any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, request for information, notice of potential liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release or threatened Release of Hazardous Materials; or (iii) in connection with any actual or alleged liability under Environmental Law arising from any damage, injury, threat or harm to human health or safety, natural resources or the environment.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) the protection of the environment; (ii) the generation, use, storage, transportation, disposal or Release of Hazardous Materials; or (iii) occupational health and safety and industrial hygiene or the protection of human, plant or animal health or natural resources (in each case, as it relates to exposure to Hazardous Materials), in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that no Permitted Exchangeable Bond Indebtedness or Permitted Convertible Bond Indebtedness shall constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Borrower or any of the Guarantors shall continue to be considered an ERISA Affiliate of Borrower or any such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Guarantor and with respect to liabilities arising after such period for which Borrower or such Guarantor could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section  4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the receipt by Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (ix) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of the Guarantors or (solely with respect to Taxes imposed under Section 4971 of the Internal Revenue Code) any of their respective ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4971 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of the Guarantors or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xii) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code); or (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to Borrower, any of the Guarantors or any of their respective ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate” means for any Interest Period (or, for purposes of determining the Base Rate, one-month period) as to any Eurocurrency Rate Loan denominated in Dollars or an Alternative Currency (other than Canadian Dollars), (i) the rate per annum determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Screen Rate”) for deposits (for delivery on the first day of such Interest Period (or one-month period, as applicable) with a term equivalent to such Interest Period (or one-month period, as applicable) in Dollars or the applicable Alternative Currency, as the case may be, determined as of approximately 11:00 a.m. (Local Time) on the Interest Rate Determination Date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Screen Rate for deposits (for delivery on the first day of such Interest Period (or one-month period, as applicable)) with a term equivalent to such Interest Period (or one-month period, as applicable) in Dollars or the applicable Alternative Currency, as the case may be, determined as of approximately 11:00 a.m. (Local Time) on the Interest Rate Determination Date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars or the applicable Alternative Currency, as the case may be, of amounts in same day funds comparable to the principal amount of the Eurocurrency Rate Loan for which the Eurocurrency Rate is then being determined with maturities comparable to such Interest Period (or one-month period, as applicable) as of approximately 11:00 a.m. (Local Time) on the Interest Rate Determination Date; provided that if LIBO Screen Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period (or one-month period, as applicable) elected, then the LIBO Screen Rate shall be equal to the Interpolated Rate; provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, the Eurocurrency Rate will be deemed to be zero.

“Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Euros” and the sign “€” mean the single currency of the Participating Member States.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“EWG Status” as defined in Section 4.26(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Hedge Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Subsidiary” means each Subsidiary of Borrower that is (a) an Unrestricted Subsidiary, (b) an Immaterial Subsidiary, (c) a direct or indirect Domestic Subsidiary of a Foreign Subsidiary or a FSHC, (d) a FSHC, (e) a captive insurance subsidiary, (f) a non-profit Subsidiary, (g) a Subsidiary that is not a wholly-owned Subsidiary, (h) a special purpose entity, (i) a Subsidiary for which providing the Guaranty or granting a Lien to secure the Obligations is (i) legally prohibited or requires consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received) or (ii) contractually prohibited on the Closing Date or, following the Closing Date, the date of acquisition, in each case to the extent that, and for so long as, such contractual prohibition is in effect and so long as such prohibition is not created in contemplation of the Closing Date or such transaction, as the case may be, (j) a Subsidiary where the burden or cost of obtaining the Guaranty outweighs the benefit to the Lenders, as determined in the reasonable discretion of Administrative Agent and Borrower or (k) a Subsidiary acquired pursuant to an Investment permitted under this Agreement and financed with assumed secured Indebtedness permitted hereunder, and each Subsidiary acquired in such Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Investment permitted hereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.20(c), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit issued under the Existing Revolving Credit Agreement that are outstanding as of the Closing Date and set forth on Schedule 1.1(b).

“Existing Maturity Date” as defined in Section 2.26(a).

“Existing Revolving Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of January 28, 2015, by and among Borrower, Holdings, certain subsidiaries of Borrower, Barclays Bank PLC, as administrative agent, and lenders and other Persons party thereto, as amended prior to the Closing Date.

“Existing Term Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of December 15, 2015, by and among TerraForm Private Operating II, LLC, a Delaware limited liability company, TerraForm Private II, LLC, a Delaware limited liability company, the guarantors from time to time party thereto, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and as collateral agent, and the other joint lead arrangers, joint bookrunners and co-managers party thereto.

“Existing Term Loan Refinancing Documents” means one or more term loan agreements or senior notes indentures (or similar documentation), together with all guarantee and collateral documentation in respect thereof, with respect to Indebtedness of Borrower or any other Credit Party, the proceeds of which are used to refinance the Indebtedness under the Existing Term Credit Agreement; provided that (a) such Indebtedness has a maturity no earlier than the Maturity Date, (b) the aggregate principal amount of such Indebtedness shall not exceed $300,000,000, (c) such Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any Subsidiary of Holdings other than a Credit Party or a Subsidiary that provides a guarantee pursuant to Section 5.20, (d) the terms and conditions of such Indebtedness shall be market terms at the time of incurrence, as determined in the good faith judgment of management of Borrower, (e) if secured, such Indebtedness shall be secured only by the Collateral, including any collateral of Non-Recourse Subsidiaries securing guarantees pursuant to Section 5.20 and shall be subject to the terms of the Pari Passu Intercreditor Agreement and (f) the Indebtedness under the Existing Term Credit Agreement shall be repaid, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder shall be terminated, in each case on the date the Indebtedness under such Existing Term Loan Refinancing Documents is issued, incurred or obtained.

“Extension Consenting Lender” as defined in Section 2.26(a).

“Extension Declining Lender” as defined in Section 2.26(a).

“Extension Effective Date” as defined in Section 2.26(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law, regulations, rules or practices implementing such intergovernmental agreements).

“FCPA” as defined in Section 4.25.

“Federal Energy Regulatory Authorizations, Exemptions, and Waivers” as defined in Section 4.26(d).

“Federal Funds Effective Rate” means for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FERC’s” as defined in Section 4.26(a).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FPA” as defined in Section 4.26(c).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHC” means any Domestic Subsidiary with no material assets other than the Equity Interests or the Equity Interests and Indebtedness of one or more Controlled Foreign Corporations.

“FUCO” as defined in Section 4.26(b).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.  Furthermore, at any time after the Closing Date, Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and the corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any supra-national body (such as the European Union or the European Central Bank) or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity, supra-national body or government.

“Governmental Authorization” means any permit, license, tariff, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings and each Domestic Subsidiary of Holdings (other than Borrower, any Non-Recourse Subsidiary, any Pledged Holdco or any Excluded Subsidiary).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, waste, material or substance, including petroleum or petroleum distillates, asbestos, toxic mold, polychlorinated biphenyls, or radon gas, which is prohibited, limited or regulated by any Governmental Authority or which is reasonably likely to pose a hazard to the indoor or outdoor environment.

“Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement, or a REC Hedge, in each case entered into by a Credit Party with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means the financial statements described in Schedule 4.7.

“Holdings” as defined in the preamble hereto.

“HSBC Canada” means HSBC Bank Canada.

“HSBC USA” means HSBC Bank USA, National Association.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements in effect as of the date of determination thereof.

“Immaterial Entity” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Entity”; provided that the aggregate CFADS attributable to all Immaterial Entities for the previous four Fiscal Quarters (or, if shorter, the period commencing on the latest date any such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 15.0% of CFADS in the aggregate for such period.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Subsidiary”; provided that (a) the aggregate CFADS attributable to any individual Immaterial Subsidiary for the previous four Fiscal Quarters (or, if shorter, the period commencing on the date such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 5.0% of the CFADS in the aggregate for such period and (b) the aggregate CFADS attributable to all Immaterial Subsidiaries for the previous four Fiscal Quarters (or, if shorter, the period commencing on the latest date any such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 20.0% of CFADS in the aggregate for such period.

“Increased Amount Date” as defined in Section 2.24.

“Increased-Cost Lender” as defined in Section 2.23.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (A) any such obligations incurred under ERISA, (B) any earn-out obligations consisting of the deferred purchase price of property acquired until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and is no longer contingent (“Earn Out Indebtedness”) and (C) accounts payable in the ordinary course of business and not more than 120 days overdue), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all Indebtedness of any other Person that is secured by any Lien on any property or asset owned by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but excluding letters of credit for the account of any Persons other than Credit Parties which are cash collateralized or with respect to which back-to-back letters of credit have been issued); (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another Person; (ix) [reserved]; (x) [reserved]; (xi) [reserved]; and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise; provided that in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to a derivatives transaction which has been terminated (or to the extent amounts under such Hedge Agreement are otherwise due and owing); provided, further, that Permitted Equity Commitments, Permitted Project Undertakings, Permitted Deferred Acquisition Obligations, Permitted Call Transactions and Project Obligations shall not constitute Indebtedness.  Notwithstanding the foregoing, the amount of any Permitted Convertible Bond Indebtedness Shareholder Loan shall not be included in the calculation of outstanding Indebtedness to the extent duplicative of the amount of guarantees of any Permitted Convertible Bond Indebtedness of Parent or Permitted Exchangeable Bond Indebtedness of Borrower or Holdings.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threatened Release of Hazardous Materials) and reasonable and documented out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, solely in the case of an actual or perceived conflict of interest, of one other firm of counsel for such affected Indemnitees) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee or engagement letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or the Release or threatened Release of Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.  Notwithstanding any other provision of this Agreement, but without limiting the Credit Parties’ obligations in the case of liabilities of Indemnitees to third parties and related losses, claims, damages and out-of-pocket expenses, the Credit Parties shall not be liable to any Indemnitee for any indirect, consequential, special or punitive damages in connection with this Agreement or the transactions contemplated hereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Beneficiary under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means, in connection with any Credit Agreement Refinancing Indebtedness, a customary intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent and Borrower.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) the aggregate amount of CFADS to (ii) Borrower Interest Expense, in each case for the four-Fiscal Quarter period ending on such date; provided, however, that the Interest Coverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has (a) acquired, directly or indirectly, any Equity Interests in any Person or any property permitted hereunder, (b) made any investments or capital expenditures permitted hereunder or (c) incurred, repaid or refinanced any Indebtedness (other than Loans), in any case at any time after the first day of such Fiscal Quarter, shall be calculated by giving pro forma effect to such acquisition, investment or capital expenditure, or such incurrence, repayment or refinancing as if such acquisition, investment or capital expenditure, or such incurrence, repayment or refinancing had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower).

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan or a CPR Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one, two, three, six or 12 months (with respect to 12 months, so long as 12-month deposits in the applicable interbank market are available in the applicable currency to the Lenders at the time of request) and interest periods of any other length as agreed to be all relevant Lenders, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any borrowing of Revolving Loans and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such borrowing of Revolving Loans for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Interest Rate Determination Date will be the earliest of such days.  Notwithstanding the foregoing, for any borrowing of Revolving Loans denominated in Euros, the Interest Rate Determination Date for such borrowing shall be the day that is two Business Days prior to the commencement of the applicable Interest Period for such borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Interpolated Rate” means, with respect to any borrowing of Eurocurrency Rate Loans for any Interest Period (or for purposes of determining the Base Rate in accordance with clause (iii) of the definition thereof or for purposes of determining the Canadian Prime Rate in accordance with clause (ii) of the definition thereof), a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBOR Screen Rate or CDO Screen Rate, as applicable, for the longest maturity for which a LIBOR Screen Rate or CDO Screen Rate, as applicable, is available that is shorter than such Interest Period and (b) the applicable LIBOR Screen Rate or CDO Screen Rate, as applicable, for the shortest maturity for which a LIBOR Screen Rate or CDO Screen Rate, as applicable, is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., Local Time, two Business Days prior to the commencement of (or in the case of a borrowing of CDO Rate Loans, the commencement date of) such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries (other than Non-Recourse Subsidiaries) of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value by any Subsidiary of Holdings (other than any Non-Recourse Subsidiary) from any Person (other than Borrower or any Guarantor) of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries (other than Non-Recourse Subsidiaries) to any other Person (other than Borrower or any Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any repayments or distributions received on account of such Investment by, or the return on or of capital with respect to, such Investment to, the Person making such Investment.  For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms of Project Obligations shall be deemed to constitute an Investment.  Notwithstanding the foregoing, the satisfaction by Parent, Borrower or Holdings of any obligation in connection with Permitted Convertible Bond Indebtedness or Permitted Exchangeable Bond Indebtedness (including in each case, for the avoidance of doubt, any guaranty thereof) shall not constitute an Investment.  For the further avoidance of doubt, the purchase and consummation of any Permitted Call Transaction shall not constitute an Investment.

“ISP98” means the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance of the applicable Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means each of HSBC Canada, BNS and Natixis, each as an Issuing Bank hereunder, together with each of their respective permitted successors and assigns in such capacity, including any other Lender or Affiliate of any other Lender that agrees to be an Issuing Bank, reasonably acceptable to Administrative Agent and Borrower, in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Currency” as defined in Section 10.24.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” as defined in Section 1.6(a).

“LCA Test Date” as defined in Section 1.6(a).

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement, in each case together with each of their respective permitted successors.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender (or any Affiliate thereof), as the case may be); provided that at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Expiration Date” means the day that is 180 days after the Revolving Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); provided that if any Letter of Credit remains outstanding on the day which is ten Business Days prior to the Revolving Commitment Termination Date, then Borrower shall either provide Cash Collateral or backstop letters of credit satisfactory to the applicable Issuing Bank that issued such Letter of Credit in an amount equal to the Minimum Collateral Amount.

“Letter of Credit Sublimit Pro Rata Share” means $83,333,333.33 for each of BNS and Natixis and $83,333,333.34 for HSBC Canada.

“Letter of Credit Sublimit” means the lesser of (i) $250,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the Dollar Equivalent of the aggregate amount of all drawings under Letters of Credit honored by any Issuing Bank and not theretofore reimbursed by or on behalf of Borrower (including through Revolving Loans).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) the positive difference between (A) Borrower Total Debt as of such day less (B) the aggregate amount (not to exceed $250,000,000) of Unrestricted Cash of Borrower, the Guarantors and, solely to the extent the applicable Cash or Cash Equivalents are held in a distribution account as of the applicable date of determination and actually distributed to the Borrower or a Guarantor after such date but prior to the date on which the Compliance Certificate for the four-Fiscal Quarter period ending on such date is required to have been delivered in accordance with Section 5.1(d), the Non-Recourse Subsidiaries included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date to (ii) the aggregate amount of CFADS for the four-Fiscal Quarter period ending on such date; provided, however, that the Leverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has (a) acquired, directly or indirectly, any Equity Interests in any Person or any property permitted hereunder, (b) made any investments or capital expenditures permitted hereunder or (c) incurred, repaid or refinanced any Indebtedness (other than Loans), in any case at any time after the first day of such Fiscal Quarter, shall be calculated by giving pro forma effect to such acquisition, investment or capital expenditure, or such incurrence, repayment or refinancing as if such acquisition, investment or capital expenditure, or such incurrence, repayment or refinancing had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower).

“LIBO Screen Rate” as defined in the definition of the term “Eurocurrency Rate”.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lien Prohibition” as defined in Section 5.20(b).

“Limited Condition Transaction” means (a) any acquisition or other Investment not prohibited hereunder by one or more of Borrower and its Subsidiaries of any assets, business or Person that Borrower or one or more of its Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement), or (b) repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is delivered, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (or, if such a condition does exist, Borrower or any Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained).

“Loan” means a Revolving Loan.

“Local Time” means (i) with respect to any Loan or Letter of Credit denominated in Dollars, New York City time, (ii) with respect to any Loan or Letter of Credit denominated in an Alternative Currency (other than Canadian Dollars), London time and (iii) with respect to any Loan or Letter of Credit denominated in Canadian Dollars, Toronto, Ontario time.

“M&A Transaction” means any acquisition, indirectly through a Pledged Holdco, by a Project Holdco, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a portion of the Equity Interests of, or a business line or unit or a division of, any Person.

“Master Services Agreement” means that certain Management Services Agreement dated as of October 16, 2017 among Borrower, Holdings, Parent and Sponsor.

“Margin Stock” as defined in Regulation U.

“Market-Based Rate Authorizations” as defined in Section 4.26(d).

“Master Agreement” as defined in the definition of the term “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations or financial condition of Holdings and its Subsidiaries (other than Immaterial Subsidiaries), taken as a whole; (ii) the ability of the Credit Parties (taken as a whole) to perform their material  Obligations; or (iii) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any other Secured Party under any Credit Document.

“Material Contract” means any power purchase agreement, any material definitive credit or loan agreement with respect to Non-Recourse Project Indebtedness and any contract or other arrangement, in each case, to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $10,000,000 as of the date of the acquisition thereof.

“Maturity Date” means the date that is four years after the Closing Date.

“Maturity Date Extension Request” means a request by Borrower, in a form reasonably satisfactory to Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.26.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral or back to back letters of credit in form and substance, and from an issuer, satisfactory to the applicable Issuing Bank, an amount equal to 102.5% of the Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and such Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Natixis” means Natixis, New York Branch.

“Natixis Securities” means Natixis Securities Americas LLC.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from the issuance of any Equity Interests of Holdings or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xii) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness was to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness was to be terminated as of that date).

“New Revolving Loan Commitments” as defined in Section 2.24.

“New Revolving Loan Lender” as defined in Section 2.24.

“New Revolving Loans” as defined in Section 2.24.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States Federal, State or other applicable securities laws) with respect to Borrower or its Affiliates or their respective Securities.

“Non-Recourse Project Indebtedness” means Indebtedness of a Non-Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to Borrower or any other Credit Party other than recourse (a) in respect of any acquisition or contribution agreement with respect to any Investment permitted hereunder entered into by Borrower or any other Credit Party, (b) by virtue of rights of such Non-Recourse Subsidiary under a Project Obligation collaterally assigned to such creditor, which rights may be exercised pursuant to such Project Obligation against Holdings or any other Credit Party that is party to such Project Obligation or (c) pursuant to Permitted Project Undertakings or Permitted Equity Commitments.

“Non-Recourse Subsidiary” means:

(a)           any Subsidiary of Borrower that (i) (x) is the owner, lessor and/or operator of (or is formed to own, lease or operate) one or more Clean Energy Systems or conducts activities reasonably related or ancillary thereto, (y) is the lessee or borrower (or is formed to be the lessee or borrower) in respect of Non-Recourse Project Indebtedness financing one or more Clean Energy Systems, and/or (z) develops or constructs (or is formed to develop or construct) one or more Clean Energy Systems, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Clean Energy Systems or any activities reasonably related or ancillary thereto and (iii) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness; and

(b)           any Subsidiary that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Clean Energy Systems or any activities reasonably related or ancillary thereto, (iv) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness and (v) is not a direct Subsidiary of Borrower.  For the avoidance of doubt, no Project Holdco or Pledged Holdco shall be deemed a Non-Recourse Subsidiary.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders, Issuing Banks or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, settlement payments or payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise; provided that Obligations of any Guarantor shall not include any Excluded Hedge Obligations of such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Orion US Holdings” means Orion US Holdings 1 L.P., a Delaware limited partnership.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Commitment or Credit Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing or documentary Taxes or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Parent” means TerraForm Power, Inc., a Delaware corporation.

“Pari Passu Intercreditor Agreement” means a customary intercreditor agreement, in form and substance reasonably satisfactory to Collateral Agent and Borrower, to be entered into in connection with the refinancing of the Indebtedness under the Existing Term Credit Agreement with Indebtedness under the Existing Term Loan Refinancing Documents, if any.

“Participant Register” as defined in Section 10.6(g)(i).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” as defined in Section 3.1(o).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA.

“Permitted Call Transaction” means one or more call or capped call option transactions (or substantively equivalent derivative transactions) on the Parent’s common stock purchased by Holdings or Borrower in connection with an issuance of Permitted Convertible Bond Indebtedness or Permitted Exchangeable Bond Indebtedness (each, a “Permitted Hedge Transaction”) and, if applicable, one or more call option or warrant transactions (or substantively equivalent derivative transactions) on the Parent’s common stock sold by Holdings, Borrower or Parent substantially concurrently with any such purchase (each, a “Permitted Warrant Transaction”).

“Permitted Convertible Bond Indebtedness” means Indebtedness of Parent having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of Parent (or other securities or property following a merger event or other change of the common stock of Parent) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Parent)).

“Permitted Convertible Bond Indebtedness Shareholder Loan” means a loan from Parent to Borrower or Holdings of the proceeds of Permitted Convertible Bond Indebtedness.

“Permitted Deferred Acquisition Obligation” means an obligation of Holdings, Borrower or any of Borrower’s Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions; provided that, with respect to each such acquisition, at the time Holdings or such Subsidiary undertakes such obligations, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 (such compliance to be determined on the basis of the financial information most recently delivered to Administrative Agent pursuant to Section 5.01(b)).

“Permitted Equity Commitments” means obligations of Holdings, Borrower or any of Borrower’s Subsidiaries to make any payment in respect of any Equity Interest in any Non-Recourse Subsidiary (and any guarantee by Holdings, Borrower or any of Borrower’s Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment expressly permitted by Section 6.6.

“Permitted Exchangeable Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of Parent (or other securities or property following a merger event or other change of the common stock of Parent) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Parent)).

“Permitted Hedge Transaction” as defined in the definition of the term “Permitted Call Transaction”.

“Permitted Junior Lien Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness incurred by Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral, (b) a Refinancing Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement that reflects the junior nature of such Lien in a manner reasonably acceptable to Administrative Agent and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.  Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted M&A Transaction” means any M&A Transaction; provided that

(i)            immediately prior to entering into and immediately after giving effect to the applicable acquisition agreement governing the related M&A Transaction, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           immediately prior to and immediately after giving effect thereto, the Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iv)          in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued at the time of such acquisition (which, for the avoidance of doubt, may be less than 100% of the issued and outstanding Equity Interests of the acquired Person), directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Guarantor, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(v)           Borrower shall be in compliance with the financial covenant set forth in Section 6.7 by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of the current Fiscal Quarter, and by deeming historical financial performance of the acquired Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower) (or, if Borrower is not in pro forma compliance with such financial covenant, then the effect of such M&A Transaction shall be to decrease the Leverage Ratio); and

(vi)          Borrower shall have delivered to Administrative Agent (A) a certificate of an Authorized Officer of Borrower demonstrating compliance with the foregoing clauses (i) through (v) and, if applicable, Section 5.10 and Section 5.11, and attaching all of the data required to be set forth in Schedules 4.1 and 4.2 and the schedules to the Pledge and Security Agreement with respect to all assets and Subsidiaries acquired in connection with such Permitted M&A Transaction and such certificate shall be deemed to supplement Schedules 4.1 and 4.2 and the Schedules to the Pledge and Security Agreement for all purposes hereof and thereof, and (B) with respect to any proposed Permitted M&A Transaction as to which the aggregate CFADS for the immediately preceding four fiscal quarters of the Person to be acquired exceeds 15.0% of the aggregate CFADS of Borrower and its Subsidiaries prior to such Permitted M&A Transaction, a favorable written legal opinion as to such regulatory matters as Administrative Agent may reasonably request in form and substance reasonably satisfactory to Administrative Agent.

“Permitted Pari Passu Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness incurred by Borrower in the form of one or more series of senior secured notes; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral, including any collateral of Non-Recourse Subsidiaries securing guarantees provided pursuant to Section 5.20, (b) a Refinancing Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.  Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Project Undertakings” means guaranties by or obligations of Holdings, Borrower or any of Borrower’s Subsidiaries in respect of Project Obligations or Permitted Deferred Acquisition Obligations.

“Permitted Refinancing Debt Conditions” means that such applicable Indebtedness (a) is not at any time guaranteed by any Subsidiary other than Subsidiaries that are Guarantors or Subsidiaries that provide guarantees pursuant to Section 5.20 and (b) to the extent secured, such Indebtedness is not secured by any assets other than the Collateral and the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Credit Parties than the Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent).

“Permitted Tax Distributions”  means cash dividends or other distributions or loans declared and paid by Borrower to Holdings and, with respect to any taxable period ending after the date hereof for which Holdings and Borrower are each treated as a pass through entity for U.S. Federal income Tax purposes, cash dividends or other distributions declared and paid, or loans made, by Holdings to the members of Holdings, in each case, for the sole purpose of funding the payments by the members of Holdings of the Taxes owed with respect to their respective allocable shares of the taxable net income for such period of Holdings and any of its Subsidiaries treated as pass through entities for U.S. Federal income Tax purposes (whether owned by Holdings directly or through other pass-through entities), provided that such dividends or other distributions shall not exceed, in any taxable period, the product of (a) the highest marginal effective combined Tax rates then in effect under the Internal Revenue Code and under the laws of any state and local taxing jurisdictions in which any member is required to pay income Taxes with respect to Holdings’ and such Subsidiaries’ combined net income (taking into account the deductibility of state and local Taxes in computing U.S. Federal income Taxes) and (b) net taxable income of Holdings and such Subsidiaries for such taxable period (computed as if they were a single corporation) reduced by any net losses or credits or other tax attributes of Holdings or any such Subsidiary carried over from prior periods to the extent not previously taken into account in computing payments under this clause (b).

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness incurred by Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Refinancing Debt Conditions.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Warrant Transaction” as defined in the definition of the term “Permitted Call Transaction”.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Holdco” means a wholly-owned Domestic Subsidiary of a Project Holdco that is not a Guarantor and 100% of the Equity Interests of which have been pledged by such Project Holdco to the Collateral Agent under the Pledge and Security Agreement; provided that no Project Holdco shall own more than one Pledged Holdco.

“Pounds Sterling” and the sign “£” mean the lawful money of the United Kingdom.

“Prepayment Notice” means a notice by Borrower to prepay Loans, which shall be substantially in the form of Exhibit N or such other form as Administrative Agent may approve.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as Administrative Agent as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Office” means, for each of Administrative Agent and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing the Revolving Exposure of that Lender by the aggregate Revolving Exposure of all Lenders.

“Project Holdco” means a wholly-owned Domestic Subsidiary of Borrower that is a Guarantor and 100% of the Equity Interests of which have been pledged to the Collateral Agent under the Pledge and Security Agreement.

“Project Obligations” means, as to Holdings or any of its Subsidiaries, any Contractual Obligation of such Person under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes; decommissioning agreements; Tax indemnities; operation and maintenance agreements; leases; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing Clean Energy Systems.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their respective Securities.

“PUHCA” as defined in Section 4.26(a).

“PUHCA Exemption” as defined in Section 4.26(c).

“PUHCA Regulations” as defined in Section 4.26(a).

“PURPA” as defined in Section 4.26(a).

“PURPA Regulations” as defined in Section 4.26(a).

“QF” as defined in Section 4.26(a).

“QF Status” as defined in Section 4.26(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RBCCM” means RBC Capital Markets (which is a brand name for the capital markets businesses of Royal Bank of Canada and its Affiliates).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“REC Hedge” means any purchase, sale, swap, hedge, or similar arrangement relating to renewable energy credits.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) Borrower, (b) Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Revolving Commitments or Refinancing Revolving Loans incurred pursuant thereto, in accordance with Section 2.25.

“Refinancing Debt Representative” means, with respect to any series of Permitted Pari Passu Refinancing Debt or Permitted Junior Lien Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of Holdings or any of its Subsidiaries, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall constitute an obligation of Holdings or such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Refinancing Revolving Commitments” means one or more classes of revolving commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more classes of revolving loans that result from a Refinancing Amendment.

“Register” as defined in Section 2.7(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Agreement” means the Acquisition Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Relationship Agreement” means the Relationship Agreement dated as of October 16, 2017 among the Sponsor, Parent, Holdings and Borrower.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including from any building, structure, facility or fixture and any movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Agreements” as defined in Section 5.20(b).

“Replacement Lender” as defined in Section 2.23.

“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders; provided that the amount of Revolving Exposure of all Lenders shall be determined by disregarding the Revolving Exposure of any Defaulting Lender.

“Responsible Officer” means, in respect of any Credit Party, any of the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, the chief financial officer or any senior officer of such Credit Party, respectively.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries) now or hereafter outstanding, other than a dividend payable solely in shares of a class of stock to the holders of that class, any payment by Borrower in respect of Borrower’s guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Borrower and any payment by Holdings in respect of Holdings’ guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Holdings; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Holdings or Borrower to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries) now or hereafter outstanding, other than any payment by Borrower in respect of Borrower’s guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Borrower and any payment by Holdings in respect of Holdings’ guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Holdings; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries) now or hereafter outstanding (it being understood that none of the foregoing clauses shall prohibit any payments in connection with any Permitted Warrant Transaction to the extent such payments are equal to or less than any payments received in connection with any Permitted Hedge Transaction entered into substantially concurrently with such Permitted Warrant Transaction).  For the avoidance of doubt, none of (i) payments to or on behalf of Parent pursuant to the Master Services Agreement, (ii) payments by Borrower or Holdings of operating expenses of Parent to the extent allocable to the operations of Holdings and its Subsidiaries, (iii) payments to Parent in respect of Permitted Convertible Bond Indebtedness Shareholder Loans or (iv) payments to purchase Permitted Hedge Transactions shall constitute Restricted Junior Payments.

“Restricted Subsidiary” means any subsidiary of Holdings other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revaluation Date” means, with respect to any Revolving Loan or Letter of Credit, each of the following:  (i) each date of the making of a Revolving Loan or the issuance of a Letter of Credit, in each case denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iv) the last Business Day of each Fiscal Quarter and (v) such additional dates as Administrative Agent or such Issuing Bank shall determine.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate and, for the avoidance of doubt, includes any New Revolving Loan Commitments.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $450,000,000.

“Revolving Commitment Period” means the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the Dollar Equivalent of the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of any Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.24.

“Revolving Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Sanctions” as defined in Section 4.25.

“S&P” means S&P Global Ratings, a segment of S&P Global Inc., and any successor to its rating agency business.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior 2023 Notes” means the 5.875% Senior Notes due 2023 issued by Borrower pursuant to the Senior 2023 Notes Indenture.

“Senior 2023 Notes Documents” means the Senior 2023 Notes, the Senior 2023 Notes Indenture and all other documents executed and delivered in connection with the Senior 2023 Notes.

“Senior 2023 Notes Indenture” means Indenture dated as of January 28, 2015 pursuant to which the Senior 2023 Notes were issued.

“Senior 2025 Notes” means the 6.125% Senior Notes due 2025 issued by Borrower pursuant to the Senior 2025 Notes Indenture.

“Senior 2025 Notes Documents” means the Senior 2025 Notes, the Senior 2025 Notes Indenture and all other documents executed and delivered in connection with the Senior 2025 Notes.

“Senior 2025 Notes Indenture” means Indenture dated as of July 17, 2015 pursuant to which the Senior 2025 Notes were issued.

“SMBC” means Sumitomo Mitsui Banking Corporation.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means, with respect to all Credit Parties and their Subsidiaries, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ and their Subsidiaries’, on a consolidated basis, liabilities (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ and their Subsidiaries’, on a consolidated basis, present assets; (b) the Credit Parties’ and their Subsidiaries’, on a consolidated basis, capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) the Credit Parties and their Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties and their Subsidiaries, on a consolidated basis, are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Specified Acquisition Agreement Representations” means, in connection with any M&A Transaction, the representations made by or with respect to the assets, Equity Interests, business line or unit or division of the Person to be acquired in connection with such M&A Transaction in the applicable acquisition agreement as are material to the interests of the Lenders and the Arrangers, in their capacities as such, but only to the extent that Borrower or its Affiliates have the right not to consummate such M&A Transaction, or to terminate their obligations (or otherwise do not have an obligation to close), under such acquisition agreement (in each case in accordance with the terms of such acquisition agreement) as a result of a failure of such representations in such acquisition agreement to be true and correct.

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a), 4.1(b)(iii), 4.3, 4.4(a)(i), 4.4(a)(ii), 4.4(b), 4.6, 4.17, 4.18, 4.22 and 4.25 of this Agreement and, subject to customary limitations, Section 5.4 of the Pledge and Security Agreement.

“Sponsor” means Brookfield Asset Management Inc., a corporation existing under the laws of the Province of Ontario.

“Spot Rate” for a currency means the rate determined by Administrative Agent as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent may obtain such spot rate from another financial institution designated by Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“State Electric Utility Regulations” as defined in Section 4.26(e).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of Borrower or, if so specified, of Holdings (including Borrower); provided, however, that, for purposes of Sections 4.2, 4.11, 4.25, 4.26, 5.1(b), 5.1(c), 5.1(d), 5.1(n) and 5.17 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries.

“SunEdison” means SunEdison, Inc., a Delaware corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by Administrative Agent to be a suitable replacement therefor) is open for the settlement of payments in Euros.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) imposed by any Governmental Authority (together with interest, penalties and other additions thereto).

“Terminated Lender” as defined in Section 2.23.

“Title Policy” as defined in Section 5.11.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing any Issuing Bank for any amount drawn under any Letter of Credit issued by such Issuing Bank, but not yet so applied) and (ii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Type of Loan” means a Base Rate Loan, a CPR Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance of the applicable Letter of Credit).

“United States” means the United States of America.

“Unreimbursed Amount” as defined in Section 2.4(d).

“Unrestricted Cash” means, with respect to any Person, the aggregate amount of Cash and, to the extent readily monetized, Cash Equivalents held in accounts of such Person to the extent that the use of such Cash and Cash Equivalents for application to payment of the Obligations is not prohibited by law or expressly prohibited under any contract or other agreement and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Agent and any statutory Liens in favor of the Lenders (including rights of set-off)).

“Unrestricted Subsidiary” means any subsidiary of Borrower designated on Schedule 4.1 as an Unrestricted Subsidiary as of the date hereof or designated by an Authorized Officer of Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the date hereof, and any subsidiaries of such designated Unrestricted Subsidiary.  Borrower may designate any subsidiary of Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any subsidiary of Borrower (other than any subsidiary of the subsidiary to be so designated); provided that (i) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the applicable lender thereof has recourse to any of the assets of Borrower or any Restricted Subsidiary and (ii) Borrower may not designate any Project Holdco set forth on Schedule 5.15 or any of such Project Holdco’s subsidiaries to be an Unrestricted Subsidiary.

“U.S. Lender” as defined in Section 2.20(c).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2.        Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable); provided that (i) if Borrower, by notice to Administrative Agent, shall request a material amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent or the Requisite Lenders, by notice to Borrower, shall request a material amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any provision hereof to the contrary, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease obligations in the financial statements to be delivered pursuant to Section 5.1.

SECTION 1.3.        Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.  Unless otherwise specifically indicated or unless the context requires otherwise, (a) any reference to any statute, regulation or law herein shall refer to such statute, regulation or law, as applicable, as amended, modified or supplemented from time to time and (b) any reference to any agreement, instrument or other document herein shall refer to such agreement, instrument or other document, as applicable, as amended, amended and restated, modified or supplemented from time to time (subject to any restrictions on such amendments, amendments and restatements, modifications or supplements set forth herein).  Whenever any provision of this Agreement requires the delivery of or otherwise references the consolidated financial statements (including, balance sheets, statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flow) of Holdings and its Subsidiaries or Borrower and its Subsidiaries, the Credit Parties may deliver or otherwise reference the consolidated financial statements of Parent and its Subsidiaries; provided that Parent (x) continues to control, directly or indirectly, Holdings, (y) consolidates Holdings and its Subsidiaries in accordance with GAAP and (z) has no material operations, assets or revenues other than those of Holdings and its Subsidiaries.

SECTION 1.4.        Exchange Rates; Currency Equivalents.

(a)           Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Loans, Letters of Credit and other amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent.

(b)           Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent.

SECTION 1.5.        Letter of Credit Amounts.

(a)           Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any documentation related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(b)           Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Such request shall be subject to the approval of the applicable Issuing Bank, which approval shall not be unreasonably withheld, conditioned or delayed.  If an Issuing Bank consents to the issuance of Letters of Credit in such requested currency, such Issuing Bank shall so notify Borrower and Administrative Agent, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for the purposes of any Letter of Credit.

SECTION 1.6.        Limited Condition Transactions.

(a)           In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the Leverage Ratio or the Interest Coverage Ratio, (ii) determining the accuracy of representations and warranties in the Credit Documents and/or whether a Default or Event of Default shall have occurred and be continuing under Section 8 or (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets), in each case, at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is not prohibited hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or the date of delivery of any relevant notices, as applicable (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four Fiscal Quarter period ending prior to the LCA Test Date, Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with (provided that, if Borrower has made an LCA Election, such ratio or basket may be recalculated, at Borrower’s option, at the time of consummation of the relevant transaction or action).  For the avoidance of doubt, if Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

(b)           If Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Junior Payments, mergers, the conveyance, lease or other transfer of the assets of Holdings or any of its Subsidiaries, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 2

LOANS AND LETTERS OF CREDIT

SECTION 2.1.       [Reserved.]

SECTION 2.2.        Revolving Loans.

(a)           Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans in Dollars or in any Alternative Currency to Borrower in an aggregate principal amount the Dollar Equivalent of which is up to but not exceeding such Lender’s Revolving Commitment; provided that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Revolving Loans.

(i)            Except pursuant to Section 2.4(d), Revolving Loans shall be made in an aggregate minimum principal amount of not less than the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount.

(ii)           Subject to Section 3.2(b), whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than (a) 11:00 a.m. (Local Time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurocurrency Rate Loan, (b) 10:00 a.m. (Local Time) on the proposed Credit Date in the case of a Base Rate Loan and (c) 11:00 a.m. (Local Time) at least one Business Day in advance of the proposed Credit Date in the case of a CPR Loan; provided that, if such Credit Date is the Closing Date, such Funding Notice may be delivered on the Closing Date prior to 10:00 a.m. (Local Time) with respect to CPR Loans and such period shorter than three Business Days as may be agreed by Administrative Agent with respect to Eurocurrency Rate Loans.

(iii)          Promptly following receipt of a Funding Notice in respect of Revolving Loans, Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Pro Rata Share of the requested borrowing, if any, together with the applicable interest rate.

(iv)          Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (Local Time) on the applicable Credit Date by wire transfer of same day funds in the applicable currency of such Revolving Loan, as designated in the applicable Funding Notice, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Administrative Agent shall make the proceeds of such Revolving Loans received from the Lenders available to Borrower on the applicable Credit Date by causing an amount of same day funds in the applicable currency of such Revolving Loan, as designated in such Funding Notice, equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower designated in writing to Administrative Agent by Borrower.

(v)           Notwithstanding anything herein to the contrary, each borrowing of Revolving Loans hereunder that is denominated in (A) Dollars shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans, (B) Canadian Dollars shall be comprised entirely of CPR Loans or Eurocurrency Rate Loans and (C) any Alternative Currency (other than Canadian Dollars) shall be comprised entirely of Eurocurrency Rate Loans.

SECTION 2.3.       [Reserved.]

SECTION 2.4.        Issuance of Letters of Credit and Purchase of Participations Therein.

(a)           Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of Holdings, Borrower or any of Borrower’s subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided that (i) each Letter of Credit shall be denominated in Dollars or one or more Alternative Currencies; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to such Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) after giving effect to such issuance, no Issuing Bank shall have issued Letters of Credit with an aggregate amount exceeding its Letter of Credit Sublimit Pro Rata Share, unless as otherwise may be agreed to by such Issuing Bank; (vi) in no event shall any Letter of Credit have an expiration date later than the date which is one year from the date of issuance of such Letter of Credit;  (vii) in no event shall any Letter of Credit have an expiration date later than the Letter of Credit Expiration Date and (viii) each Letter of Credit shall be subject to the ISP98 or the UCP, as applicable, as set forth in the applicable Letter of Credit application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  Subject to the foregoing, any Issuing Bank may agree that a Letter of Credit issued by such Issuing Bank will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period; provided that such Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided further, that if any Lender is a Defaulting Lender, then no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank or Cash Collateralized pursuant to Section 2.22(a), satisfactory to such Issuing Bank (in its sole discretion) to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Borrower intends to request the issuance of Letters of Credit from those Persons which are Issuing Banks as of the Closing Date such that the aggregate face amount of Letters of Credit issued by each such Person at any time outstanding is approximately one-third of the aggregate face amount of all Letters of Credit issued by all such Persons at such time outstanding, except that HSBC Canada shall issue the Closing Date Backstop Letters of Credit as well as any Letters of Credit that replace the Closing Date Backstop Letters of Credit.

Notwithstanding anything to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law, regulation or statute applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii)           the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or

(iii)          such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(b)           Notice of Issuance.  Subject to Section 3.2(b), whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and the applicable Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least (i) three Business Days (in the case of standby letters of credit), (ii) five Business Days (in the case of commercial letters of credit) or (iii) ten Business Days (in the case of Letters of Credit issued by branches of Issuing Banks outside the United States, Canada or the United Kingdom), or in each case such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.2, the applicable Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures.  If requested by the applicable Issuing Bank, Borrower also shall submit a letter of credit application (appropriately completed and signed by an Authorized Officer of Borrower, including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank) on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify Administrative Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit, and thereafter, Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e) (and provide a copy of such Letter of Credit or amendment or modification to a Letter of Credit at Lender’s request).

(c)           Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between Borrower and the applicable Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of any Issuing Bank to Borrower.  Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against any Issuing Bank for any liability arising out of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)           Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event an Issuing Bank has honored a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Bank on or before the date which is three Business Days following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in (x) if such Letter of Credit is denominated in Dollars, Dollars and (y) if such Letter of Credit is denominated in an Alternative Currency, such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that Borrower will reimburse such Issuing Bank in Dollars and, in each case of clause (x) and (y), in same day funds equal to the amount of such honored drawing (“Unreimbursed Amount”); provided that anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Bank for the Unreimbursed Amount with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank for the amount of such honored drawing; provided, further, that if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Bank shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof; provided that the Reimbursement Date for such drawing shall be the date which is three Business Days following Borrower’s receipt of such notice.  Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e)           Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank issuing such Letter of Credit a participation (denominated (i) if such Letter of Credit is denominated in Canadian Dollars, Euros or Pounds Sterling, in such Alternative Currency, or (ii) if such Letter of Credit is denominated in Dollars or any other Alternative Currency, in Dollars and in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in  any such Alternative Currency) in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that Borrower does not for any reason reimburse the applicable Issuing Bank as provided in Section 2.4(d), such Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the Unreimbursed Amount and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender with a Revolving Commitment shall make available to the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank.  In the event that any Lender with a Revolving Commitment fails to make available to the applicable Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the applicable Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.4(e) in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank.  In the event the applicable Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute in Dollars, Canadian Dollars, Euros or Pounds Sterling, as the case may be, to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)            Obligations Absolute.  The obligation of Borrower to reimburse any Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit or this Agreement; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; (viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing; provided that, in each case, payment by such Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Indemnification.  Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel) which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) (A) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, (B) the issuance of any Letter of Credit by such Issuing Bank or the use of the proceeds therefrom (including any refusal by such Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether such Issuing Bank is a party thereto, in each case other than as a result of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)           Resignation and Removal of Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower.  An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank.  Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i)            Cash Collateralization of Letters of Credit.

(i)            If Administrative Agent notifies Borrower at any time that the Letter of Credit Usage exceeds the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, Borrower shall Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Letter of Credit Usage (net of Cash Collateralized amounts) as of such date of payment to an amount not to exceed 100% of the Letter of Credit Sublimit then in effect.

(ii)           With respect to any Letter of Credit with an expiration date on or after the Revolving Commitment Termination Date, no later than ten Business Days prior to the Revolving Commitment Termination Date, Borrower shall either provide Cash Collateral or backstop letters of credit satisfactory to the applicable Issuing Bank in an amount equal to the Minimum Collateral Amount.

(iii)          In the event that Borrower does not for any reason comply with its obligation to provide Cash Collateral or backstop letters of credit as set forth in clause (ii) above, Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such Lender’s respective participation in the Letter of Credit based on such Lender’s Pro Rata Share of the Revolving Commitments.  Subject to satisfaction or waiver of the conditions specified in Section 3.2, each Lender with a Revolving Commitment shall, not later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by the applicable Issuing Bank, make Revolving Loans that are Base Rate Loans in the amount of such Lender’s Pro Rata Share of the Minimum Collateral Amount, the proceeds of which shall be applied directly by Administrative Agent to satisfy Borrower’s obligation to provide Cash Collateral as set forth in clause (ii) above.

(j)            Compensation for Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (i) any failure by Borrower to repay any drawing under any Letter of Credit denominated in an Alternative Currency which has not been converted to a Revolving Loan (or to pay interest due thereon) on its scheduled due date or (ii) any repayment by Borrower of such a drawing (or payment of interest thereon) in a currency other than the currency of such Letter of Credit or Dollars, including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its participation in such Letter of Credit, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

SECTION 2.5.        Pro Rata Shares; Availability of Funds.

(a)           Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that the obligations of the Lenders hereunder are several, and no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase participation required hereby.

(b)           Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event that a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for (x) in the case of Loans denominated in Dollars, Base Rate Loans, (y) in the case of Loans denominated in Canadian Dollars, CPR Loans and (z) in the case of Loans denominated in an Alternative Currency (other than Canadian Dollars), the interest rate applicable to the subject Loans pursuant to Section 2.8.  Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.6.        Use of Proceeds.  The proceeds of the Revolving Loans made on and after the Closing Date shall be used by Borrower to refinance all the loans outstanding under the Existing Revolving Credit Agreement, to fund fees and expenses payable hereunder and for general corporate purposes of Borrower not in contravention of any law, including to provide for ongoing working capital requirements.

SECTION 2.7.        Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)           Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)           Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and principal amounts (and stated interest) of the Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender (but only, in the case of a Lender, at Administrative Agent’s Principal Office and with respect to any entry relating to such Lender’s Commitments, Loans, obligations with respect to Letters of Credit and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans.  The entries in the Register shall be conclusive, absent manifest error, and binding on Borrower, each Lender and Administrative Agent.  Borrower, each Lender and Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)           Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan.

SECTION 2.8.        Interest on Loans.

(a)           Except as otherwise set forth herein, Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            in the case of Revolving Loans:

(1)           if a Base Rate Loan, at the Base Rate plus the Applicable Margin;

(2)           if a CPR Loan, at the Canadian Prime Rate plus the Applicable Margin; or

(3)           if a Eurocurrency Rate Loan, at the Adjusted Eurocurrency Rate plus the Applicable Margin; and

(ii)           [reserved].

(b)           The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)           In connection with Eurocurrency Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event Borrower fails to specify the Type of Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as a Eurocurrency Rate Loan and denominated in Dollars, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, (ii) if outstanding as a Eurocurrency Rate Loan and denominated in Canadian Dollars, will be automatically converted into a CPR Loan on the last day of the then-current Interest Period for such Loan, (iii) if outstanding as a Eurocurrency Rate Loan and denominated in an Alternative Currency (other than Canadian Dollars), will continue as a Eurocurrency Rate Loan on the last day of the then-current Interest Period for such Loan having an Interest Period of one month, (iv) if outstanding as a Base Rate Loan, will remain as a Base Rate Loan, (v) if outstanding as a CPR Loan, will remain as a CPR Loan or (vi) if not then outstanding, will be made as (A) in the case of a Loan denominated in Dollars, a Base Rate Loan, (B) in the case of a Loan denominated in Canadian Dollars, a CPR Loan and (C) in the case of a Loan denominated in an Alternative Currency (other than Canadian Dollars), a Eurocurrency Rate Loan having an Interest Period of one month.  In the event Borrower fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  In the event Borrower fails to specify the currency for any Loan in the applicable Funding Notice, Borrower shall be deemed to have selected a Loan denominated in Dollars.  As soon as practicable after 10:00 a.m. (Local Time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)           Interest payable pursuant to Section 2.8(a) shall be computed on the basis of a 360-day year, except that (i) interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate and (ii) interest computed with respect to any Loan denominated in Canadian Dollars or Pounds Sterling, in each case shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan or a CPR Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan or CPR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan or CPR Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan or CPR Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)           Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, that with respect to any voluntary prepayment of a Base Rate Loan or CPR Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)            Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g)           Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on the date on which the related drawing under a Letter of Credit is reimbursed in full or, on and after the Reimbursement Date, on demand.  Promptly upon receipt by the applicable Issuing Bank of any payment of interest pursuant to Section 2.8(f), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

SECTION 2.9.        Conversion/Continuation.

(a)           Subject to Section 2.18 and, in the case of conversions to or continuations of Eurocurrency Rate Loans denominated in Dollars or Canadian Dollars, so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)            subject to the limitations set forth in Section 2.2(b)(v), to convert at any time all or any part of any Revolving Loan equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount from one Type of Loan to another Type of Loan; provided that (x) a Eurocurrency Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurocurrency Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion and (y) a Loan denominated in one currency may not be converted into a Loan denominated in a different currency; or

(ii)           upon the expiration of any Interest Period applicable to any Eurocurrency Rate Loan, to continue all or any portion of such Loan equal to the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount as a Eurocurrency Rate Loan; provided that a Loan denominated in one currency may not be continued as a Loan denominated in a different currency.

(b)           Subject to Section 3.2(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent by the time that a Funding Notice would be required under Section 2.2(b)(ii) if Borrower were requesting a borrowing of Revolving Loans of the Type of Loan resulting from such Conversion/Continuation Notice.  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurocurrency Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be (i) if such Loan is denominated in Dollars, a Base Rate Loan, (ii) if such Loan is denominated in Canadian Dollars, a CPR Loan and (iii) if such Loan is denominated in an Alternative Currency (other than Canadian Dollars), a Eurocurrency Rate Loan having an Interest Period of one month.

SECTION 2.10.      Default Interest.  Notwithstanding Section 2.8, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.8 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to Base Rate Loans as provided in Section 2.8(a)(i).  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

SECTION 2.11.      Fees.

(a)           Borrower agrees to pay to Lenders having Revolving Exposure:

(i)            commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

(ii)           letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans, times (2) the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent in Dollars at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)           Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:  (i) a fronting fee equal to 0.125% per annum times the average daily maximum amount available to be drawn under all Letters of Credit then outstanding (determined as of the closing of business on any date of determination); and (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)           All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)           [Reserved.]

(e)           In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

SECTION 2.12.     [Reserved.]

SECTION 2.13.      Voluntary Prepayments/Commitment Reductions.

(a)           Voluntary Prepayments.

(i)            Any time and from time to time, Borrower may prepay any Revolving Loans on any Business Day in whole or in part, in an aggregate minimum amount not less than the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding).

(ii)           All such prepayments shall be made:

(1)           upon not less than one Business Day’s prior written notice in the case of Base Rate Loans and CPR Loans; and

(2)           upon not less than three Business Days’ prior written in the case of Eurocurrency Rate Loans;

in each case given in the form of a Prepayment Notice to Administrative Agent by 12:00 p.m. (Local Time) on the date required (and Administrative Agent will promptly transmit such original notice for Revolving Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such Prepayment Notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a Prepayment Notice made in connection with a refinancing of the Loans or sale of Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice).  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)           Voluntary Commitment Reductions.

(i)            Borrower may, upon not less than three Business Days’ prior written notice to Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Commitments shall be, unless otherwise agreed by Administrative Agent in an aggregate minimum amount of $2,000,000 and in integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of Revolving Commitments in excess of the Total Utilization of Revolving Commitments at such time).  Any Revolving Commitments terminated under this Section 2.13(b) may not be re-established.

(ii)           Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided that a Prepayment Notice made in connection with a refinancing of the Loans or sale of Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice).

SECTION 2.14.      Mandatory Prepayments/Commitment Reductions.

(a)           [Reserved.]

(b)           [Reserved.]

(c)           [Reserved.]

(d)           Revolving Loans.  In the event and on each occasion that (i) the Total Utilization of Revolving Commitments exceeds the Revolving Commitments then in effect (other than as a result of any revaluation of the Dollar Equivalent of Revolving Loans or the Letter of Credit Usage on any Revaluation Date in accordance with Section 1.4) or (ii) the Total Utilization of Revolving Commitments exceeds 105% of the Revolving Commitments solely as a result of any revaluation of the Dollar Equivalent of Revolving Loans or the Letter of Credit Usage on any Revaluation Date in accordance with Section 1.4, Borrower shall prepay Revolving Loans (or, if no such Revolving Loans are outstanding, Cash Collateralize outstanding Letters of Credit) in an aggregate amount equal to such excess.

(e)           [Reserved.]

SECTION 2.15.      Application of Prepayments/Reductions.

(a)           Application of Voluntary Prepayments by Type of Loans

(b)           [Reserved.]

(c)           Application of Prepayments of Loans to Base Rate Loans, CPR Loans and Eurocurrency Rate Loans.  Any prepayment of Revolving Loans denominated in Dollars or Canadian Dollars shall be applied first to Base Rate Loans or CPR Loans, as the case may be, to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

SECTION 2.16.      General Provisions Regarding Payments.

(a)           All payments by Borrower of principal, interest, fees and other Obligations shall be made (in the case of payments of principal and interest) in the currency of the applicable Loan or Unreimbursed Amount and (in the case of other payments) in Dollars (in each case, unless otherwise expressly provided herein) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (Local Time) on the date due at the Principal Office of Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)           All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Loans or CPR Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)           Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)           Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans or CPR Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans denominated in Dollars or Canadian Dollars, as the case may be, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)           Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)            Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (Local Time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g)           If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

SECTION 2.17.      Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, then those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

SECTION 2.18.      Making or Maintaining Eurocurrency Rate Loans.

(a)           Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurocurrency Rate Loans denominated in any currency, that by reason of circumstances affecting the applicable interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurocurrency Rate”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans denominated in such currency may be made as, or converted to, Eurocurrency Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (ii) any Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower, (iii) any affected Eurocurrency Rate Loan that is requested to be continued shall (A) if denominated in Dollars, be continued as a Base Rate Loan, (B) if denominated in Canadian Dollars, be continued as a CPR Loan and (C) if denominated in an Alternative Currency (other than Canadian Dollars), be repaid on the last day of the then-current Interest Period applicable thereto and (iv) any Funding Notice for an affected Eurocurrency Rate Loan shall (A) in the case of a borrowing of Eurocurrency Rate Loans denominated in Dollars, be deemed to be a request for a borrowing of Base Rate Loans, (B) in the case of a borrowing of Eurocurrency Rate Loans denominated in Canadian Dollars, be deemed to be a request for a borrowing of CPR Loans and (C) in the case of a borrowing of Eurocurrency Rate Loans denominated in an Alternative Currency (other than Canadian Dollars), be ineffective.

(b)           Illegality or Impracticability of Eurocurrency Rate Loans.  In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining, converting to or continuation of its Eurocurrency Rate Loans denominated in any currency has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurocurrency Rate Loans denominated in any currency has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the applicable interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurocurrency Rate Loans denominated in such currency shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, (A) in the case of a Eurocurrency Rate Loan denominated in Dollars, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (B) in the case of a Eurocurrency Rate Loan denominated in Canadian Dollars, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a CPR Loan and (C) in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency (other than Canadian Dollars), such Funding Notice or Conversion/Continuation Notice, as the case may be, shall be ineffective, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurocurrency Rate Loans denominated in such currency (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall (A) in the case of Affected Loans denominated in Dollars, automatically convert into Base Rate Loans on the date of such termination, (B) in the case of Affected Loans denominated in Canadian Dollars, automatically convert into CPR Loans on the date of such termination and (C) in the case of Affected Loans denominated in an Alternative Currency (other than Canadian Dollars), be repaid on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)           Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurocurrency Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in the Prepayment Notice given by Borrower.  With respect to any Lender’s claim for compensation under this Section 2.18, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d)           Booking of Eurocurrency Rate Loans.  Any Lender may make, carry or transfer Eurocurrency Rate Loans and CPR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)           Assumptions Concerning Funding of Eurocurrency Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurocurrency Rate Loans through the purchase of a deposit in the applicable currency in the applicable interbank market bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurocurrency Rate” in an amount equal to the amount of such Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, that each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

SECTION 2.19.      Increased Costs; Capital Adequacy.

(a)           Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Banks for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof:  (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) any Taxes on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of “Adjusted Eurocurrency Rate”) or any company controlling such Lender; or (iii) imposes any other condition, cost or expense (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the applicable interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing, converting or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)           Capital Adequacy Adjustment.  In the event that any Lender (which term shall include Issuing Banks for purposes of this Section 2.19(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-Tax basis for such reduction.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)           For the avoidance of doubt, subsections (a) and (b) of this Section 2.19 shall apply to all requests, rules, guidelines or directives issued by any United States or foreign regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented, but only to the extent that the applicable Lender has certified in writing to Holdings and Borrower that it is the general policy or practice of such Lender to demand compensation of the type described in such subsections (a) and (b) in similar circumstances from similarly-situated borrowers.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Borrower of the change in law, regulation or statute giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the change in law, regulation or statute giving rise to such increased costs or reductions is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof).

SECTION 2.20.      Taxes; Withholding, Etc.

(a)           Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)           Withholding of Taxes.  If any Credit Party or any other Person acting as a withholding agent is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Banks for purposes of this Section 2.20(b)) under any of the Credit Documents:  (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall be entitled to make any such deduction or withholding and shall timely pay, or cause to be paid, the full amount of any such Tax deducted or withheld to the relevant Governmental Authority in accordance with applicable law before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and withholdings applicable to additional sums payable under this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c)           Evidence of Exemption from U.S. Withholding Tax.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income Tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or any other form prescribed by applicable law (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States Federal income Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender (or, if such Lender is providing a W-8IMY, if any beneficial owner that is not a United States person) is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender or beneficial owner, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender or such beneficial owner is not subject to (or is subject to a reduced rate of) deduction or withholding of United States Federal income Tax with respect to any payments to such Lender or beneficial owner of interest payable under any of the Credit Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States Federal income Tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding Tax, or otherwise prove that it is entitled to such an exemption.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States Federal income Tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, W-9 and/or any other form prescribed by applicable law (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E(or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States Federal income Tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Notwithstanding anything in this clause (c) to the contrary, the completion, execution and submission of such documentation (other than Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W‑8EXP, W-8IMY or W-9 (or, in each case, any successor form) or a Certificate re Non-Bank Status) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(d)           Without limiting the provisions of Section 2.20(b), the Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or at the option of Administrative Agent, timely reimburse it for the payment of any Other Taxes, upon submission of reasonable proof of such payment.  The applicable Credit Party shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e)           The Credit Parties shall jointly and severally indemnify each Beneficiary for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error.  Such payment shall be due within 10 days of such Credit Party’s receipt of such certificate.

(f)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.21.      Obligation to Mitigate.  Each Lender (which term shall include Issuing Banks for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

SECTION 2.22.      Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)           Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of the Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B)          With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)          Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)          Cash Collateral.  If the reallocation described in clause (iii) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b)           Defaulting Lender Cure.  If Borrower, Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.22(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)           New Letters of Credit.  So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.22(d).

(d)           Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or any Issuing Bank (with a copy to Administrative Agent), Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)            Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Collateral Agent, for the benefit of the applicable Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below.  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)          Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.22, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(e)           Lender Counterparties.  So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

SECTION 2.23.      Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.22(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; or (d) any Lender shall become an Extension Declining Lender; then, with respect to each such Increased-Cost Lender, Defaulting Lender, Non-Consenting Lender or Extension Declining Lender (a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and the applicable Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from such Terminated Lender; provided that (1) on the date of such assignment, the applicable Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender, (B) an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided that Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or Cash Collateralized in the Minimum Collateral Amount.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Terminated Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of such Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.  Any removal of HSBC USA or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of HSBC USA or its successor as Administrative Agent pursuant to Section 9.7.

SECTION 2.24.      Incremental Facilities.  Borrower may by written notice to Administrative Agent elect to request, prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) by an amount not in excess of $150,000,000 in the aggregate.  Such New Revolving Loan Commitments shall not be less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and shall be in integral multiples of $1,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment; provided, further, that any New Revolving Loan Lender must be reasonably satisfactory to the Issuing Banks.  Such New Revolving Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments; (2) both before and after giving effect to such New Revolving Loan Commitments each of the conditions set forth in Section 3.2 shall be satisfied (provided that with respect to any New Revolving Loans that shall be used in whole or in part to finance a Permitted M&A Transaction, the conditions precedent to the extension of credit thereunder regarding the accuracy of representations and warranties (other than Specified Representations and Specified Acquisition Agreement Representations) and the requirement of the absence of a Default or Event of Default may be waived by the New Revolving Loan Lenders or limited as mutually agreed upon by Borrower and the New Revolving Loan Lenders (other than an Event of Default arising under Section 8.1(a), (f) or (g)); (3) Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments; (4) the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (5) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments; and (6) Borrower shall deliver or cause to be delivered any legal opinions or other documents of the type specified in Section 3.1(b) reasonably requested by Administrative Agent in connection with any such transaction.

On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (x) the New Revolving Loan Commitments and the New Revolving Loan Lenders, and (y) the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.24.

The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provision of this Section 2.24.

SECTION 2.25.      Refinancing Facilities.

(a)           On one or more occasions after the Closing Date, Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Revolving Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.25 (each, an “Additional Refinancing Lender”) (provided that Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Revolving Commitments to the extent such consent, if any, would be required under Section 10.6(c) for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of Revolving Loans (which, for the purposes of this Section, shall include Refinancing Revolving Loans) (or unused Revolving Commitments (which, for purposes of this Section, shall include Refinancing Revolving Commitments)) then outstanding under this Agreement, in the form of Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.25 or otherwise, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (iii) below)) of Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (ii) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments and (iii) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b)           The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.2 and, to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Credit Documents.

(c)           Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.25(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)           Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans and/or Commitments established under the Refinancing Amendment as a new class of Loans and/or Commitments hereunder, and the Lenders hereby expressly authorize Administrative Agent to enter into any such Refinancing Amendment.

(e)           This Section 2.25 shall supersede any provisions in Section 2.17 or Section 10.5 to the contrary solely to the extent provided in this Section 2.25.

SECTION 2.26.      Extension of Maturity.

(a)           Borrower may, by delivery of a Maturity Date Extension Request to Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then existing Maturity Date for the applicable class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.26.  Each Maturity Date Extension Request shall (i) specify the applicable class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Margin and/or the Applicable Revolving Commitment Fee Percentage to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Extension Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 10.5(b) shall become effective prior to the then Existing Maturity Date unless such other approvals have been obtained.  In the event a Maturity Date Extension Request shall have been delivered by Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as an “Extension Consenting Lender” and each Lender not agreeing thereto being referred to herein as an “Extension Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to Borrower (with a copy to Administrative Agent) not later than a day to be agreed upon by Borrower and Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be an Extension Declining Lender).  If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be an Extension Consenting Lender in respect of such extended portion and an Extension Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type of Loans of the applicable class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended.  If Extension Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (d) of this Section 2.26, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Extension Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Extension Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Requisite Lenders) having been obtained) become effective.

(b)           Notwithstanding the foregoing, Borrower shall have the right, in accordance with the provisions of Sections 2.23 and 10.6, at any time prior to the Existing Maturity Date, to replace an Extension Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute an Extension Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement.

(c)           If a Maturity Date Extension Request has become effective hereunder:

(i)            not later than the fifth Business Day prior to the Existing Maturity Date, Borrower shall make prepayments of Revolving Loans and shall provide Cash Collateral in respect of Letters of Credit in the manner set forth in Section 2.4(i), such that, after giving effect to such prepayments and such provision of Cash Collateral, the Total Utilization of Revolving Commitments as of such date will not exceed the aggregate Revolving Commitments of the Extension Consenting Lenders extended pursuant to this Section 2.26 (and Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Total Utilization of Revolving Commitments would exceed the aggregate amount of the Revolving Commitments so extended); and

(ii)           on the Existing Maturity Date, the Revolving Commitment of each Extension Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.26, terminate, and Borrower shall repay all the Revolving Loans of each Extension Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Extension Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 3.2, such repayments may be funded with the proceeds of new borrowings of Revolving Loans made simultaneously with such repayments by the Extension Consenting Lenders, which such borrowings shall be made ratably by the Extension Consenting Lenders in accordance with their extended Revolving Commitments.

(d)           Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 3.2 shall be satisfied (with all references in such Section 3.2 to a Credit Extension being deemed to be references to such Maturity Date Extension Request and all references in such Section 3.2 to the Credit Date being deemed to be references to the Extension Effective Date) and Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer.

(e)           Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.26, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Extension Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate Section 2.13(b), Section 2.17 or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 10.5.

(f)            Borrower, Administrative Agent and the Extension Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.26.

(g)           Each Extension Consenting Lender shall receive an extension fee, payable upon the applicable Extension Effective Date, equal to 0.25% (or such lesser percentage as agreed by the Borrower and such Extension Consenting Lender) of the aggregate amount of Commitments of such Extension Consenting Lender the maturity date of which will be extended on such Extension Effective Date.

SECTION 3

CONDITIONS PRECEDENT

SECTION 3.1.        Closing Date.  The obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)           Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party.

(b)           Organizational Documents; Incumbency.  Administrative Agent shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party that are executing the Credit Documents and the Funding Notice, in substantially the form of Exhibit M; (iii) resolutions of the members of Holdings or its board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto.

(c)           Organizational and Capital Structure.  The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1.

(d)           Consummation of Acquisition.  The Acquisition shall have been consummated in accordance with the Acquisition Agreement.

(e)           Bankruptcy Order.  The Bankruptcy Court shall have entered orders in the forms set forth in the Acquisition Agreement (as in effect on March 6, 2017), as amended, modified or supplemented with the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed) or as otherwise amended, modified or supplemented to the extent that Sponsor does not have an approval right with respect thereto pursuant to the Acquisition Agreement (as in effect on March 6, 2017) (the “Bankruptcy Court Orders”), authorizing and approving the entry by SunEdison and any other debtor party thereto into (i) the Settlement Agreement (as defined in the Acquisition Agreement as in effect on March 6, 2017), as the form thereof is amended, modified or supplemented with the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed) or as otherwise amended, modified or supplemented to the extent that the Sponsor does not have an approval right with respect thereto, and (ii) the Voting and Support Agreement (as defined in the Acquisition Agreement as in effect on March 6, 2017), as the form thereof is amended, modified or supplemented with the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed) or as otherwise amended, modified or supplemented to the extent that the Sponsor does not have an approval right with respect thereto.  The Bankruptcy Court Orders shall be in full force and effect and shall be Final Orders (as defined in the Acquisition Agreement as in effect on March 6, 2017), as the form thereof is amended, modified or supplemented with the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed) or as otherwise amended, modified or supplemented to the extent that the Sponsor does not have an approval right with respect thereto.

(f)            Existing Indebtedness.

(i)            On the Closing Date, Holdings and its Subsidiaries shall have (a) repaid in full all Indebtedness and other obligations outstanding under, evidenced by or related to the Existing Revolving Credit Agreement (other than the Existing Letters of Credit), (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto, (d) terminated and released any Liens securing such Indebtedness and other obligations and (e) delivered to Administrative Agent a customary payoff letter (or other reasonably satisfactory confirmation of the foregoing) and all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder.

(ii)           After giving effect to the consummation of transactions contemplated by the Related Agreement and the Credit Documents to occur on the Closing Date, neither Borrower nor any of the Guarantors will have any third party Indebtedness for borrowed money other than (i) any Indebtedness incurred under this Agreement, (ii) the 2023 Notes and the 2025 Notes, (iii) Indebtedness of Holdings and its Subsidiaries permitted to be incurred on or prior to the Closing Date pursuant to the Acquisition Agreement as in effect on the date hereof, (iv) Indebtedness outstanding under the Existing Term Credit Agreement, (v) Indebtedness under any non-recourse project financing, (vi) for the avoidance of doubt, any other Indebtedness of the type described in clauses (a) - (m) and clauses (r), (t), (v) and (w) of Section 6.1 hereof, (vii) Indebtedness under the credit agreements, promissory notes and other credit documents set forth on Schedule 3.1(f) in an aggregate principal amount not to exceed $25,000,000 for all such indebtedness and (viii) other debt approved by Administrative Agent and the Arrangers in their reasonable discretion.

(g)           Leverage Ratio; Minimum Liquidity.

(i)            Leverage Ratio.  The Leverage Ratio as of the Closing Date after giving pro forma effect to the transactions contemplated by the Related Agreement and the Credit Documents to occur on the Closing Date shall not be greater than 6.50:1.00 (the “Closing Date Leverage Requirement”); provided that the Sponsor shall be permitted to exercise a Cure Right on the Closing Date to ensure compliance with the Leverage Ratio set forth in this paragraph (g).

(ii)           Minimum Liquidity.  After giving pro forma effect to the transactions contemplated by the Related Agreement and the Credit Documents to occur on the Closing Date, including any borrowings of Revolving Loans to be made on the Closing Date, Borrower shall have unfunded Revolving Commitments equal to not less than $100,000,000.

(h)           Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent (subject to the last paragraph of this Section 3.1):

(i)            evidence satisfactory to Collateral Agent of the compliance by each Credit Party of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper as provided therein);

(ii)           a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)          to the extent applicable, fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2(II) to the Pledge and Security Agreement;

(iv)          opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(v)           evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral.

(i)            Financial Statements.  Administrative Agent shall have received from Borrower (i) the Historical Financial Statements and (ii) a pro forma consolidated balance sheet of Parent as of the last day of the most recently ended Fiscal Quarter for which financial statements have been provided pursuant to the immediately-preceding clause (i), reflecting the transactions contemplated by the Credit Documents and the Related Agreement to occur on or prior to the Closing Date as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided that the financial statements referred to in clauses (i) and (ii) of this paragraph (i) shall be prepared in accordance with GAAP (in the case of (x) audited financial statements, prepared in accordance with GAAP and accompanied by an opinion of any “Big Four” accounting firm or other independent registered public accounting firm of recognized national standing to the effect that such financial statements fairly present, in all material respects, the consolidated financial position, results of income or operations, cash flows and stockholders’ equity of Parent and its Subsidiaries as of the end of, and for, the period specified in accordance with GAAP and (y) unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes).

(j)            Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of the Secured Parties, as additional insured or a loss payee, as applicable, thereunder to the extent required under Section 5.5.

(k)           Opinions of Counsel to Credit Parties.  Administrative Agent shall have received executed copies of the favorable written opinions of (i) Cravath, Swaine & Moore LLP, special New York counsel for Credit Parties, and (ii) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel for the Credit Parties, in each case as to such matters as Administrative Agent or Arrangers may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent).

(l)            Fees.  Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.11(e) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date, in each case for which invoices have been presented at least three Business  Days prior to the Closing Date.

(m)           Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower.

(n)           Closing Date Certificate.  Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(o)           PATRIOT Act.  At least three (3) Business Days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), to the extent requested at least ten (10) Business Days prior to the Closing Date.

(p)           Closing Date Material Adverse Effect.  Since December 31, 2016, there shall have been no event, occurrence or development that, individually or in the aggregate, has had a Closing Date Material Adverse Effect.

(q)           Default.  No default or event of default shall exist under the Senior 2023 Notes Indenture, the Senior 2025 Notes Indenture or the Existing Term Credit Agreement.

(r)            Non-Recourse Subsidiaries.  Holdings and Borrower shall have satisfied the requirements of Section 5.20 that are required, by the terms of such Section, to be satisfied as of the Closing Date.

Notwithstanding anything to the contrary in this Section 3.1, to the extent any security interest in any of the intended Collateral is not or cannot be provided and/or perfected on the Closing Date (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificated stock certificates), or any evidence of insurance required by paragraph (j) of this Section 3.1 cannot be delivered, in each case after Credit Parties’ use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral or the delivery of such evidence of insurance, as applicable, will not constitute a condition precedent to the obligation of each Lender to make a Credit Extension on the Closing Date but such security interest(s) will be perfected, or such evidence of insurance shall be delivered, as applicable, in each case as required by Section 5.18.

SECTION 3.2.        Conditions to Each Credit Extension.

(a)           Conditions Precedent.  The obligation of each Lender to make any Loan, or of each Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)            Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, executed by an Authorized Officer in accordance with Section 2.2(b) or Section 2.4(b), as applicable.

(ii)           Total Utilization of Revolving Commitments.  After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect.

(iii)          Accuracy of Representations and Warranties.  As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(iv)          No Event of Default or a Default.  As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension and the transactions to be consummated on such Credit Date that would constitute an Event of Default or a Default.

(v)           Letter of Credit.  On or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.  In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the applicable Issuing Bank would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(b)           Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern.  In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4

REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Lender and Issuing Bank, on the Closing Date and, subject to the materiality qualifier set forth in Section 3.2(a)(iii), on each Credit Date, that the following statements are true and correct:

SECTION 4.1.        Organization; Requisite Power and Authority; Qualification.  Each of Holdings and its Subsidiaries (other than Immaterial Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and, as of the Closing Date, as identified in Schedule 4.1, (b) has all requisite power and authority (i) to own and operate its properties, (ii) to carry on its business as now conducted and as proposed to be conducted and (iii) to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

SECTION 4.2.        Equity Interests and Ownership.  The Equity Interests of each of Holdings and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 4.2 or as permitted by Section 6.2(u), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

SECTION 4.3.        Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

SECTION 4.4.        No Conflict.  The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by such Credit Documents do not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Credit Party or any Subsidiary of Holdings except where such violations could not reasonably be expected to have a Material Adverse Effect, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except, in this clause (a)(iii), where such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

SECTION 4.5.        Governmental Consents.  The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by such Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) such as have been obtained or made and are in full force and effect and (b) for filings and recordings with respect to the Collateral.

SECTION 4.6.        Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 4.7.        Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations or financial condition of Holdings and any of its Subsidiaries taken as a whole.

SECTION 4.8.       [Reserved.]

SECTION 4.9.        No Material Adverse Effect.  Since December 31, 2016, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

SECTION 4.10.      No Restricted Junior Payments. As of and following the Closing Date, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

SECTION 4.11.      Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) to the extent such violations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority, to the extent that being subject to or in default with respect thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 4.12.      Payment of Taxes.  All income and other Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them, solely to the extent material to Holdings and its Subsidiaries, taken as a whole, have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable, solely to the extent material to Holdings and its Subsidiaries, taken as a whole, have been paid when due and payable (other than Taxes, assessments, fees or other governmental charges being contested in good faith by appropriate proceedings).  There is no proposed Tax deficiency, in writing, against Holdings or any of its Subsidiaries (other than Tax deficiencies that are not material to Holdings and its Subsidiaries, taken as a whole) which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made or provided therefor.  Holdings is treated as a partnership for U.S. Federal income Tax purposes.  Borrower is treated as an entity that is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes.

SECTION 4.13.      Properties.

(a)           Title.  Each of Holdings and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except as could not reasonably be expected to have a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)           Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets (excluding easements and other ancillary real property interests that are not fee owned or leased), and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder that would reasonably be expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

SECTION 4.14.      Environmental Matters.  Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any applicable Environmental Law or pursuant to any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each of Holdings and its Subsidiaries is in compliance all applicable Environmental Laws and has obtained, maintained and is in compliance with all Governmental Authorizations required under any Environmental Laws, except for any non-compliance or failure to obtain or maintain that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is subject to any pending or, to their knowledge, threatened Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Holdings and its Subsidiaries, there are and have been no events, conditions or occurrences that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Holdings and its Subsidiaries, there are and have been no activities, events, conditions or occurrences with respect to Holdings or any of its Subsidiaries relating to their compliance with any Environmental Law or with respect to any Release of Hazardous Materials that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.15.      No Defaults.  Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.16.     [Reserved].

SECTION 4.17.      Governmental Regulation.  Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other Federal or State statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

SECTION 4.18.      Federal Reserve Regulations; Exchange Act.  (a) None of Holdings or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or (to the knowledge of Holdings or any of its Subsidiaries) indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other applicable regulation of the Board of Governors or to violate the Exchange Act.

SECTION 4.19.     [Reserved].

SECTION 4.20.      Employee Benefit Plans.  Borrower, each of the Guarantors and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of the Guarantors or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of the Guarantors.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of the Guarantors or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, the Guarantors and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Borrower, each of the Guarantors and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

SECTION 4.21.     [Reserved.]

SECTION 4.22.      Solvency.  As of the Closing Date, the Credit Parties and their Subsidiaries are, on a consolidated basis, Solvent.

SECTION 4.23.      Compliance with Statutes, Etc.  Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.24.      Disclosure.  The representations and warranties of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information), when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are subject to significant uncertainties and contingencies and no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

SECTION 4.25.      PATRIOT Act, Anti-Corruption, Sanctions.  To the extent applicable, each Credit Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans or any drawing under any Letter of Credit will be used, directly or (to the knowledge of Holdings or any of its Subsidiaries) indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).  Each of the Credit Parties and their respective directors, officers, agents, employees and, to the knowledge of any of the foregoing, any Person acting for or on behalf of the Credit Parties or any of their Subsidiaries, has complied with, and will comply with, the FCPA, or any other applicable anti-bribery or anti-corruption law (including the Corruption of Foreign Public Officials Act (Canada) and the Criminal Code (Canada)), and it and they have not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment, of anything of value to a Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of:  (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (c) securing an improper advantage, in each case in order to obtain, retain or direct business, in each case, in violation of applicable law.  None of the Credit Parties, nor any of their respective Subsidiaries nor, to the knowledge of the Credit Parties, any director, officer, employee, agent, affiliate or representative of the Credit Parties or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by a Person that is, (i) the subject of any sanctions administered or enforced by the US Department of Treasury’s Office of Foreign Assets Control or the US State Department, Global Affairs Canada, Justice Canada, Canada Border Services Agency or Her Majesty’s Treasury (UK) (“Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, North Korea, Sudan and Syria).  None of the Credit Parties will, directly or (to the knowledge of Holdings or any of its Subsidiaries) indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.

SECTION 4.26.      Energy Regulatory Matters.  Except, in the case of paragraphs (a) through (e) below, as would not reasonably be expected to have a Material Adverse Effect:

(a)           Each of the electrical generating facilities owned by Holdings or any of its Subsidiaries located in the United States is, or will be, beginning at the time of first generating electric energy, (i) a small power production facility that is a qualifying facility (“QF”) under the Federal Energy Regulatory Commission’s (“FERC’s”) regulations at 18 C.F.R. Part 292 (“PURPA Regulations”) under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) (such status as a QF, “QF Status”); or, (ii) if not a QF, then owned or operated by an “Exempt Wholesale Generator” or “EWG” within the meaning of the Public Utility Holding Company Act of 2005 (“PUHCA”) (such status as an EWG, “EWG Status”).  The QF Status of each such electrical generating facility that is a QF has been or will be, by the time such facility begins to generate electric energy, validly obtained through certification or self‑certification pursuant to the PURPA Regulations, or certification or self-certification with respect to such QF Status is not required pursuant to 18 C.F.R. § 292.203(d).  The EWG Status of any owner or operator of such electrical generating facility that is an EWG has been or will be, by the time such facility begins to generate electric energy, validly obtained through determination or self-certification pursuant to the FERC’s regulations at 18 C.F.R. Part 366 (“PUHCA Regulations”).

(b)           Each Subsidiary of Holdings that directly owns electrical generating facilities located outside of the United States is a foreign utility company (“FUCO”) under the PUHCA Regulations.

(c)           Holdings and its Subsidiaries are not subject to, or are exempt from, regulation under the federal access to books and records provisions of PUHCA (the “PUHCA Exemption”).  Any of Holdings and any Subsidiary that is a holding company as defined under PUHCA, are holding companies under PUHCA solely with respect to one or more QFs, FUCOs or EWGs and are entitled to the benefit of blanket authorization under Section 203(a)(2) of the Federal Power Act (“FPA”) pursuant to 18 C.F.R. § 33.1(c)(6) and (c)(8).

(d)           If and to the extent that Holdings or a Subsidiary of Holdings is subject to regulation under Sections 204, 205 and 206 of the FPA it (i) makes all of its sales of electricity exclusively at wholesale, (ii) has authority to engage in wholesale sales of electricity at market-based rates, and to the extent permitted under its market-based rate authority, other products and services at market-based rates, and (iii) has such waivers and authorizations as are customarily granted to market-based rate sellers by FERC, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA.  Any such market-based rate authorizations and waivers pursuant to the previous sentence are not subject to any pending challenge or investigation at FERC, and FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on its authority to engage in sales at market-based rates, other than challenges, investigations, rate caps and mitigation measures generally applicable to wholesale sellers participating in the applicable electric market (such waivers and authorizations are the “Market-Based Rate Authorizations” and together with QF Status, EWG Status, and the PUHCA Exemption, and the other authorizations described in paragraph (c) above, are the “Federal Energy Regulatory Authorizations, Exemptions, and Waivers”).

(e)           None of Holdings or any Subsidiary of Holdings will, as the result of entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)), (“State Electric Utility Regulations”), except as listed on Schedule 4.26 as such schedule may be amended by Borrower from time to time before or after the Closing Date.

(f)            None of the Lenders or any of their “affiliates” (as defined under the PUHCA Regulations) of any of them will, solely as a result of each of Holdings’ and its Subsidiaries’ respective ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or Holdings’ or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA, or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)), except that the exercise by Administrative Agent or the Lenders of certain foreclosure remedies allowed under the Credit Documents may subject Administrative Agent, the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities.

SECTION 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made and obligations under any Hedge Agreement, and other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to such Issuing Bank in an amount equal to the Minimum Collateral Amount)), each Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

SECTION 5.1.        Financial Statements and Other Reports.  Holdings will deliver to Administrative Agent and Lenders:

(a)           [Reserved.]

(b)           Quarterly Financial Statements.  As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, in the case of the Fiscal Quarter ending on or about September 30, 2017, 90 days after the end of such Fiscal Quarter), commencing with the Fiscal Quarter ending September 30, 2017, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.

(c)           Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2017, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by Holdings (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (other than solely with respect to, or resulting solely from, (x) an upcoming maturity date for any Indebtedness occurring within one year from the time such report is delivered or (y) a potential Default with respect to the financial covenant set forth in Section 6.7), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)           Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)           Statements of Reconciliation after Change in Accounting Principles. If, as a result of Borrower’s election to apply IFRS accounting principles in lieu of GAAP (as contemplated by the definition of “GAAP”), the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such election been made, then, together with the first delivery of such financial statements after such election, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f)            Notice of Default.  Promptly upon any  Responsible Officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take, as applicable, with respect thereto;

(g)           Notice of Litigation.  Promptly upon any Responsible Officer of Holdings or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect;

(h)          [Reserved.]

(i)            [Reserved.]

(j)            [Reserved.]

(k)           [Reserved.]

(l)            Information Regarding Collateral.  (a) Borrower will furnish to Collateral Agent prompt (and in any event within ten days or such longer period as reasonably agreed to by Administrative Agent) written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate form, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s state organizational identification number, if any, or, with respect to a Credit Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such Credit Party;

(m)          Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(m) and/or identifying such changes;

(n)           Other Information.  Such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender, provided that any of the foregoing information which is filed with the Securities and Exchange Commission or otherwise made available to the public, and in each case posted on an Internet website to which each Lender and Administrative Agent have access, shall be deemed to have been delivered to Administrative Agent and Lenders;

(o)           Certification of Public Information.  Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its Subsidiaries and their respective Securities.

(p)           Non-Recourse Project Indebtedness.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a reconciliation demonstrating in reasonable detail the amount of Non-Recourse Project Indebtedness of all Non-Recourse Subsidiaries; and

(q)           Public Filings.  Notwithstanding anything to the contrary contained herein, so long as Parent (x) continues to control, directly or indirectly, more than 50% of the voting stock of Holdings, (y) consolidates Holdings and its Subsidiaries in accordance with GAAP and (z) has no material operations, assets or revenues other than those of Holdings and its Subsidiaries, the filing by Parent of its quarterly, annual and current reports and consolidated financial statements on either the U.S. Securities and Exchange Commission’s EDGAR filing system or a publicly accessible website, and a publicly accessible quarterly conference call of the Parent, will be deemed to satisfy the obligations of Holdings under Section 5.1(b) and (c) hereof so long as Holdings delivers a copy thereof to Administrative Agent within the time periods set forth in Section 5.1(b) and (c) hereof (and any references to the financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or (c) hereof shall be deemed to be references to the applicable financial statements of Parent and its Subsidiaries); provided that in the case of the quarterly and annual reports, the same are accompanied by information that explains in reasonable detail the differences, if any, between the information relating to Parent and any of its Subsidiaries other than Holdings and its Subsidiaries, on the one hand, and the information relating to Holdings and its Subsidiaries on a stand-alone basis, on the other hand.

SECTION 5.2.        Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to the business of the Credit Parties, taken as a whole; provided that no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or that it is desirable to cease or change the business of such Person, and if the loss thereof is not disadvantageous in any material respect to Borrower or to the Lenders.

SECTION 5.3.        Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, file all income and other Tax returns and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, in each case to the extent material to the Credit Parties and their Subsidiaries, taken as a whole, before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, in each case to the extent material to the Credit Parties and their Subsidiaries, taken as a whole, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to,  file or consent to the filing of any consolidated income Tax return with any Person (other than Holdings or any of its Subsidiaries).  Holdings and Borrower will not take any affirmative action or consent to any action that (i) would cause Holdings to be treated as anything other than a partnership or an entity that is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes or Borrower to be treated as anything other than an entity that is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes (including, in each case, the filing of an Internal Revenue Service Form 8832 electing to be classified as an association taxable as a corporation) or (ii) would cause a Subsidiary (other than any Subsidiary that is a corporation or an association taxable as a corporation for U.S. Federal income Tax purposes as of the Closing Date) to become a corporation or an association taxable as a corporation for U.S. Federal income Tax purposes if such change to a Subsidiary, when taken together will all such changes under this clause (ii), could reasonably be expected to have a Material Adverse Effect.

SECTION 5.4.        Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5.        Insurance.  Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons engaged in similar businesses.  Each such policy of flood and casualty insurance of a Credit Party shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder.

SECTION 5.6.        Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent (unless an Event of Default has occurred and is continuing, in which case such authorized representatives may be designated by any Lender) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Default or Event of Default has occurred and is continuing, such inspections shall be limited to once per year.  Administrative Agent and the Lenders shall give Holdings and Borrower the opportunity to participate in any discussions with any Credit Party’s independent public accountants.

SECTION 5.7.        Lenders Meetings.  Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held telephonically or at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

SECTION 5.8.        Compliance with Laws.  Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, such compliance to include, without limitation, compliance with the PATRIOT Act, OFAC, the FCPA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, Corruption of Foreign Officials Act (Canada) and the Criminal Code (Canada), except (other than in the case of the PATRIOT Act, OFAC or the FCPA) to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.9.        Environmental.

(a)           Environmental Disclosure.  Holdings will deliver to Administrative Agent and Lenders:

(i)            as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(ii)           as soon as practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (2) any remedial action taken by Holdings or any other Person in connection with a violation of applicable Environmental Law or the Release of any Hazardous Materials, which, in either event, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(iii)          as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims and (2) any Release required to be reported to any Governmental Authority that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(iv)          prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(v)           with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)           Compliance with Environmental Laws. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all Environmental Laws, and to obtain, maintain and comply with all Governmental Authorizations required under Environmental Laws, except for any failure to comply, obtain or maintain that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c)           Response to Environmental Claims and Violations of Environmental Laws.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws or Governmental Authorizations issued thereunder by such Credit Party or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that none of the Credit Parties or any of their respective Subsidiaries shall be required to take any action to cure any violation, respond, or discharge any such obligation to the extent that responsibility, liability or obligation for such matter is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, except to the extent such action to cure any such violation, respond, or discharge any such obligation is necessary to prevent or abate an imminent and substantial danger to human health and/or the environment.

SECTION 5.10.      Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Holdings, or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Domestic Subsidiary, or any other Excluded Subsidiary that is a Domestic Subsidiary ceases to be an Excluded Subsidiary, in each case after the Closing Date (in each case, other than a Non-Recourse Subsidiary, a Pledged Holdco and a FSHC), Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent in order to create or perfect the security interest in the assets of such Domestic Subsidiary as contemplated by the Pledge and Security Agreement.  In the event that any Person becomes a Foreign Subsidiary of Borrower or a FSHC, or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Foreign Subsidiary or a FSHC, in each case after the Closing Date (in each case, other than a Non-Recourse Subsidiary), and the ownership interests of such Foreign Subsidiary or FSHC are owned by Borrower or by any Guarantor Subsidiary, Borrower shall take, or shall cause such Guarantor Subsidiary to take, all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the outstanding voting stock and 100% of the outstanding non-voting stock of such Subsidiary.  Notwithstanding anything to the contrary herein, in no event will any of the outstanding voting stock of a Controlled Foreign Corporation, in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote, be pledged.  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or was converted into a Restricted Subsidiary or otherwise ceased to be an Excluded Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.  Notwithstanding anything to the contrary herein, neither Holdings nor any of its Subsidiaries shall be required to grant a security interest in the Equity Interests of any Non-Recourse Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary.

SECTION 5.11.      Additional Material Real Estate Assets.  In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased by a Credit Party on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets, including the following:

(1)           fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions;

(2)           an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other customary matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(3)           (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent (each, a “Title Policy”), in amounts not less than the fair market value of such Material Real Estate Asset, together with a title report issued by a title company with respect thereto in form and substance reasonably satisfactory to Collateral Agent, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgages for such Material Real Estate Asset in the appropriate real estate records;

(4)           (A) a completed Flood Certificate with respect to such Material Real Estate Asset, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Material Real Estate Asset is located in a Flood Zone, Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Material Real Estate Asset and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; and (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program;

(5)           environmental assessment reports and other information in the possession or control of such Credit Party and in form, scope and substance satisfactory to Administrative Agent, regarding material environmental matters relating to such Material Real Estate Asset; and

(6)           an ALTA survey of such Material Real Estate Asset, certified to Collateral Agent.

In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Material Real Estate Assets with respect to which Collateral Agent has been granted a Lien.  For the avoidance of doubt, this Section 5.11 shall not apply with respect to real property owned by Non-Recourse Subsidiaries.

SECTION 5.12.     [Reserved.]

SECTION 5.13.      Further Assurances.  At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings and its Domestic Subsidiaries (other than Non-Recourse Subsidiaries, Unrestricted Subsidiaries, Pledged Holdcos and Excluded Subsidiaries) and all of the outstanding Equity Interests of Borrower and its Subsidiaries, in each case subject to any limitations set forth in the Credit Documents (including with respect to Excluded Assets (as defined in the Pledge and Security Agreement)).

SECTION 5.14.     [Reserved.]

SECTION 5.15.      Designation of Subsidiaries.  An Authorized Officer of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any subordinated Indebtedness of any Credit Party, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of an Authorized Officer of Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iv) of this Section 5.15 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vi) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary.  The designation of any subsidiary as an Unrestricted Subsidiary (whether pursuant to Schedule 4.1 or this Section 5.15) shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s Investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.16.      Ratings.  At all times, Borrower shall use commercially reasonable efforts to maintain (a) either (i) a public corporate family rating issued by Moody’s or (ii) a public corporate credit rating issued by S&P and (b) a public corporate credit rating issued by another “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) under the Exchange Act) (which may be Moody’s or S&P).

SECTION 5.17.      Energy Regulatory Status.  Each Credit Party shall take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to maintain the Federal Energy Regulatory Authorizations, Exemptions, and Waivers, and as applicable to maintain exemption from or compliance with any State Electric Utility Regulations, in each case, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18.      Post-Closing Obligations.  Each of the Credit Parties shall satisfy the requirements set forth on Schedule 5.18 on or before the date specified for such requirement or such later date to be determined by Administrative Agent.

SECTION 5.19.     [Reserved.]

SECTION 5.20.      Further Security Obligations.

(a)          Notwithstanding anything to the contrary contained herein or in the other Credit Documents but subject to Section 5.20(b), Holdings and Borrower shall, on or prior to the Closing Date:

(i)            deliver a certificate of an Authorized Officer to Administrative Agent that sets forth all Subsidiaries of Borrower designated as Non-Recourse Subsidiaries (other than Norrington Solar Farm Limited, a limited company formed under the laws of England and Wales, and any Equity Interests therein) under the Existing Revolving Credit Agreement that provided guarantees pursuant to Section 5.20 of the Existing Revolving Credit Agreement as of the date of such certificate; and

(ii)           cause each Non-Recourse Subsidiary described in clause (i) of this Section 5.20 in existence on such date (and promptly (and in any event not less than ten (10) Business Days) after the formation or acquisition of any Non-Recourse Subsidiary after the Closing Date cause such Non-Recourse Subsidiary) (I) that is a Non-Recourse Subsidiary described in clause (i) of this Section 5.20 that directly owns a Clean Energy System or (II) that directly or indirectly owns a Non-Recourse Subsidiary described in clause (I), in each case to execute and deliver such documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request to cause each such Non-Recourse Subsidiary to guarantee the Obligations and to secure such guarantee with perfected Liens granted to Collateral Agent on substantially all of such Non-Recourse Subsidiary’s assets (including outstanding Equity Interests of such Non-Recourse Subsidiary’s Subsidiaries but excluding Real Estate Assets (other than fixtures to the extent a security interest therein can be perfected by filing a financing statement in the secretary of state or similar office in the jurisdiction of the grantor’s formation) and Excluded Assets (as defined in the Pledge and Security Agreement)), in all cases pursuant to documentation reasonably acceptable to Administrative Agent (including delivery of customary legal opinions relating thereto).

(b)           Notwithstanding anything to the contrary in Section 5.20(a), (i) no guarantee or Lien shall be required under Section 5.20(a) if such Non-Recourse Subsidiary is subject to any Non-Recourse Project Indebtedness, tax equity financing documents, hedging agreement, project document or (to the extent the Non-Recourse Subsidiary is not wholly owned by a Subsidiary of Holdings) organizational document (collectively, “Relevant Agreements”) of such Non-Recourse Subsidiary, of any Subsidiary of such Non-Recourse Subsidiary or of the direct or indirect parent of such Non-Recourse Subsidiary, or any applicable restriction imposed by a Governmental Authority, in each case which restricts or requires consent for the guarantees and Liens described in this Section 5.20 with respect to the applicable Non-Recourse Subsidiary (in each case, a “Lien Prohibition”) so long as such Lien Prohibition was not put in place in contemplation of this requirement and (ii) such guarantee and Lien shall be automatically released and terminated upon (I) the entry into by the applicable Non-Recourse Subsidiary of any Relevant Agreement that imposes a Lien Prohibition or the application of a restriction of a Governmental Authority on the imposition of such guarantee and/or Lien (provided that any such Relevant Agreement was not entered into for the purpose of avoiding application of the requirements of Section 5.20(a) to such Non-Recourse Subsidiary) and (II) a disposition of property permitted by the Credit Agreement, and in each case, Administrative Agent and Collateral Agent shall, at Borrower’s expense, execute and deliver or otherwise authorize the filing of such documents as Borrower or applicable Non-Recourse Subsidiary shall reasonably request, including financing statement amendments, to evidence such release and termination; provided, however, that if such Lien Prohibition lapses or is otherwise no longer in existence at any time then Holdings and Borrower shall cause the applicable Non-Recourse Subsidiary to promptly take the actions contemplated by this Section 5.20; provided, further, that any Non-Recourse Subsidiary that is prohibited from pledging the Stock of all of its Subsidiaries (but, for the avoidance of doubt, not prohibited from guaranteeing the Obligations) shall not guarantee the Obligations unless Administrative Agent requires such guarantee in its sole discretion.

(c)           Nothing in this Section 5.20, including the delivery of guarantees or the granting of Liens described in this Section 5.20, shall result in a Non-Recourse Subsidiary (i) ceasing to be a Non-Recourse Subsidiary for purposes of this Agreement or (ii) being considered a Guarantor or Credit Party for purposes of this Agreement.

SECTION 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made and obligations under any Hedge Agreement, and other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to such Issuing Bank in an amount equal to the Minimum Collateral Amount)), such Credit Party shall perform, and if applicable shall cause each of its Subsidiaries (other than Non-Recourse Subsidiaries) to perform, all covenants in this Section 6.

SECTION 6.1.        Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of any Person that becomes a Subsidiary of Holdings (or of any Person not previously a Subsidiary of Holdings that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Subsidiary of Holdings in connection with an acquisition of assets by such Subsidiary; provided that such Indebtedness exists at the time such Person becomes a Subsidiary of Holdings (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary of Holdings (or such merger or consolidation) or such assets being acquired;

(c)           Indebtedness of Holdings or any Subsidiary of Holdings owing to Holdings or any Subsidiary of Holdings in the nature of shareholder loans or intercompany loans; provided that, if such Indebtedness is owing to a Credit Party, then such Indebtedness shall be evidenced by an Intercompany Note and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(d)           in connection with the consummation of any permitted Investment or permitted disposition of any business, assets or Subsidiary of Holdings or any of its Subsidiaries, Indebtedness incurred by Holdings or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Earn Out Indebtedness), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance by Holdings or any such Subsidiary pursuant to such agreements;

(e)           Indebtedness of Holdings or its Subsidiaries in the nature of guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any of its Subsidiaries, in each case pursuant to an agreement Holdings or such Subsidiary is not prohibited from entering into by this Agreement;

(f)            Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(g)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(h)           guaranties in the ordinary course of business of obligations to suppliers, customers, franchisees and licensees;

(i)            guaranties by Holdings of Indebtedness of a Guarantor or Borrower or guaranties by Borrower or a Guarantor of Indebtedness of Holdings or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that, in each case, if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, then such guaranty shall also be unsecured and/or subordinated to the Obligations;

(j)            obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly managing or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person or such Person’s direct or indirect Subsidiary, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided, further, that Permitted Call Transactions shall be permitted;

(k)           letters of credit in an aggregate amount not to exceed $50,000,000;

(l)            Indebtedness represented by obligations in respect of capitalized leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of such Person, in each case in an aggregate principal amount not to exceed the purchase price or cost of such property so acquired or designed, constructed, installed, improved or leased; provided that the aggregate principal amount of Indebtedness permitted by this clause (l) that is outstanding at any time shall not exceed the greater of (x) $50,000,000 and (y) 1.50% of Consolidated Total Assets determined as of the last day of the Fiscal Quarter most recently ended;

(m)          the incurrence by Holdings or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five (5) Business Days;

(n)           unsecured Permitted Exchangeable Bond Indebtedness of Holdings;

(o)           unsecured guaranties by Holdings of Permitted Convertible Bond Indebtedness;

(p)           Permitted Convertible Bond Indebtedness Shareholder Loans;

(q)           Indebtedness under (i) (A) the Senior 2023 Notes Documents (and guaranties thereof by the Credit Parties pursuant to the Senior 2023 Notes Documents) and (B) the Senior 2025 Notes Documents (and guaranties thereof by the Credit Parties pursuant to the Senior 2025 Notes Documents), in the case of all such Indebtedness outstanding at any time pursuant to this subclause (i), in an aggregate principal amount not to exceed $1,250,000,000 and (ii) the Existing Term Loan Refinancing Documents in an aggregate principal amount not to exceed $300,000,000, and in the case of each of clauses (i) through (ii), any Refinancing Indebtedness in respect thereof;

(r)            other Indebtedness in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(s)           other Indebtedness of Holdings, Borrower or any Guarantor Subsidiary; provided that (i) no Event of Default has occurred and is continuing or would occur after giving effect to such incurrence, (ii) Borrower shall be in compliance with Section 6.7 as of the last day of the most recently ended Fiscal Quarter for which financial statements are available, calculated on a pro forma basis giving effect to the incurrence of such Indebtedness and (iii) such Indebtedness shall not have, as of the date of the incurrence thereof, a maturity date that is earlier than the Latest Maturity Date or a weighted average life to maturity that is shorter than the then-remaining life to maturity of the Commitments;

(t)            the Existing Letters of Credit in an aggregate face amount not to exceed the aggregate face amount of the Existing Letters of Credit on the Closing Date;

(u)           the factoring of accounts receivable in the ordinary course of business in an aggregate amount not to exceed $40,000,000;

(v)           Indebtedness representing deferred compensation to employees of Holdings or any of its Subsidiaries in the ordinary course of business, and Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(w)          Indebtedness consisting of the financing, by the applicable insurer, of insurance premiums in the ordinary course of business; and

(x)           (i) Credit Agreement Refinancing Indebtedness; provided that the net proceeds from such Indebtedness are applied to repay the Revolving Loans, and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to subclause (i) of this clause (x).

SECTION 6.2.        Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries), whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)           Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)           Liens for Taxes if obligations with respect to such Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c)           statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are bonded or insured or are otherwise being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar or related obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)           easements, rights-of-way, restrictions, encroachments, reservations of title and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries);

(f)            any interest or title of a lessor or sublessor under any lease or sublease of real estate permitted hereunder (or with respect to any deposits or reserves posted thereunder);

(g)           Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)           non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Holdings or such Subsidiary;

(l)            Liens on the Equity Interests of any Non-Recourse Subsidiary securing Non-Recourse Project Indebtedness of such Non-Recourse Subsidiary;

(m)          Liens on the Collateral securing the obligations under the Existing Term Loan Refinancing Documents and any Refinancing Indebtedness in respect thereof; provided that such Liens are subject to the Pari Passu Intercreditor Agreement;

(n)           any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of Holdings or any Subsidiary in the ordinary course of its business;

(o)           reservations, limitations, provisos and conditions, if any, expressed in any grants, permits, licenses or approvals from any Governmental Authority or any similar authority;

(p)           Liens securing judgments not constituting an Event of Default under Section 8.1(h);

(q)           Liens in the nature of restrictions on changes in the direct or indirect ownership or control of any Non-Recourse Subsidiary;

(r)            any Lien existing on any asset prior to the acquisition thereof by Holdings or any Subsidiary of Holdings or existing on any asset of any Person that becomes a Subsidiary of Holdings (or of any Person not previously a Subsidiary of Holdings that is merged or consolidated with or into a Subsidiary of Holdings in a transaction permitted hereunder) prior to the time such Person becomes a Subsidiary of Holdings (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Holdings (or such merger or consolidation) and (ii) such Lien shall not apply to any other asset of Holdings or any of its Subsidiaries;

(s)           Liens securing Indebtedness permitted by Section 6.1(l); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover property other than the respective property so acquired or designed, constructed, installed, improved or leased;

(t)            (i) Liens on the Collateral securing any Permitted Pari Passu Refinancing Debt or Permitted Junior Lien Refinancing Debt and (ii) any Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to subclause (i) of this clause (t); provided that such Liens are subject to an Intercreditor Agreement;

(u)           Liens in the nature of rights of first refusal, rights of first offer, purchase options and similar rights in respect of the Equity Interests or assets of Non-Recourse Subsidiaries included in documentation evidencing contemplated purchase and sale transactions permitted under this Agreement, any Non-Recourse Project Indebtedness or any Project Obligations;

(v)           Liens securing insurance premium financing arrangements permitted under Section 6.1(w) hereof and applicable only to the proceeds of the applicable insurance policy; and

(w)          other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (x) $50,000,000 and (y) 1.50% of Consolidated Total Assets determined as of the last day of the Fiscal Quarter most recently ended.

SECTION 6.3.        No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted sale, disposition or other transfer, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions as of the Closing Date identified on Schedule 6.3, (d) restrictions on the Equity Interests of Non-Recourse Subsidiaries in any Non-Recourse Project Indebtedness documentation or other Indebtedness documentation of Non-Recourse Subsidiaries, (e) [reserved], (f) restrictions contained in any Credit Document, Senior 2023 Notes Document, Senior 2025 Notes Document, or Credit Document (as defined in the Existing Term Credit Agreement), in each case as in effect on the Closing Date, or in any Existing Term Loan Refinancing Document (or in any agreement or other document evidencing Refinancing Indebtedness in respect of the Indebtedness established by any of the foregoing (or, in the case of the Indebtedness established under the Credit Documents, any Credit Agreement Refinancing Indebtedness); provided that the restrictions and conditions contained in any such agreement or other document are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by the agreements or other documents in respect of the Indebtedness being refinanced) and (g) restrictions on Non-Recourse Subsidiaries described in Section 6.2(q), no Credit Party or any of its Subsidiaries (other than any Non-Recourse Subsidiary) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

SECTION 6.4.        Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than any Non-Recourse Subsidiary) through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that, without duplication:

(a)           any Subsidiary of Holdings may declare and pay dividends or make other distributions ratably to its equity holders;

(b)          [Reserved];

(c)           Holdings may make Restricted Junior Payments to its equity holders; provided that (i) immediately prior to any such Restricted Junior Payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) immediately after giving effect to such Restricted Junior Payment, Borrower shall be in compliance on a pro forma basis with a minimum Interest Coverage Ratio (computed as of the last day of the most recently ended Fiscal Quarter) of 1.75:1.00;

(d)           Borrower and Holdings may make Permitted Tax Distributions;

(e)           to the extent any cash payment and/or delivery of Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Parent) by Holdings or Borrower in satisfaction of its exchange obligation or obligations to purchase notes for cash under any Permitted Exchangeable Bond Indebtedness constitutes a Restricted Junior Payment, Holdings and/or Borrower may make such Restricted Junior Payments;

(f)            Holdings and/or Borrower may settle or terminate any Permitted Warrant Transaction (including by set-off or netting, if applicable); provided that, in the case where Holdings and/or Borrower voluntarily elects to satisfy its exercise or settlement or termination obligations under any Permitted Warrant Transaction in cash, after giving effect to any such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of any Permitted Hedge Transaction), (x) no Event of Default shall exist or result therefrom and (y) Borrower shall be in pro forma compliance with the covenant set forth in Section 6.7(b) as of the last day of the most recently ended Fiscal Quarter preceding such cash payment;

(g)           Holdings and its Subsidiaries may repurchase, redeem or otherwise acquire or retire for value of any Equity Interests of Holdings or Parent held by any current or former officer, director, employee or consultant of Holdings or any of its Subsidiaries or the Parent pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15,000,000 in any calendar year (with unused amounts in any calendar being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from (i) the sale of Equity Interests of Holdings or the Parent received by Holdings or a Subsidiary during such calendar year, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or the Parent and (ii) key man life insurance policies received by Holdings or any of its Subsidiaries in such calendar year;

(h)           Holdings may make Restricted Junior Payments to its equity holders in respect of (i) fees and expenses (including franchise or similar taxes) required to maintain their respective corporate existence, customary salary, bonus and other benefits payable to officers and employees and general corporate overhead expenses, to the extent such fees and expenses are attributable to the ownership or operation of Holdings and its Subsidiaries, (ii) legal, accounting or other fees and expenses relating to any unsuccessful equity or debt offering or bank financing by Holdings or any of its Subsidiaries and (iii) any other out-of-pocket costs and expenses incurred in connection with management, consulting and advisory services;

(i)            Holdings may make Restricted Junior Payments to its equity holders in an aggregate amount not in excess of the Available Equity Amount at the time such Restricted Junior Payments are made; provided that immediately prior to any such Restricted Junior Payment and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; and

(j)            Holdings may make Restricted Junior Payments to its equity holders on the Closing Date in an aggregate amount not to exceed $288,284,000; provided that no portion of such Restricted Junior Payment may be made with any Cumulative CFADS.

SECTION 6.5.        Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries (other than any Non-Recourse Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iii) restrictions as of the Closing Date described on Schedule 6.5, or (iv) restrictions contained in any Credit Document, Senior 2023 Notes Document, Senior 2025 Notes Document or Credit Document (as defined in the Existing Term Credit Agreement), in each case as in effect on the Closing Date, or in any Existing Term Loan Refinancing Document (or in any agreement or other document evidencing Refinancing Indebtedness in respect of the Indebtedness established by any of the foregoing (or, in the case of the Indebtedness established under the Credit Documents, any Credit Agreement Refinancing Indebtedness); provided that the restrictions and conditions contained in any such agreement or other document are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by the agreements or other documents in respect of the Indebtedness being refinanced).

SECTION 6.6.        Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any Guarantor that is a wholly-owned Subsidiary of Borrower;

(c)           [Reserved];

(d)           (i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(e)           Permitted M&A Transactions;

(f)            shareholder loans and intercompany loans (other than shareholder loans and intercompany loans owing by a Subsidiary that is not a Credit Party to Holdings, Borrower or any other Credit Party) to the extent expressly permitted under Section 6.1(c);

(g)           Investments as of the Closing Date described in Schedule 6.6;

(h)           other Investments in an aggregate amount not in excess of the Available Equity Amount at the time such Investments are made;

(i)            Swap Contracts permitted by Section 6.1(j);

(j)            acquisitions of shelf entities or the formation of new entities in connection with internal corporate reorganizations, so long as such acquisitions are not adverse to the Lenders in any material respect;

(k)           other Investments in energy and infrastructure projects and renewable power projects and Persons (including, for the avoidance of doubt, Subsidiaries and Unrestricted Subsidiaries) engaged in designing, developing, constructing, operating and/or owning such projects, directly or indirectly; provided that (i) Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Investment for which financial statements are available, or (ii) if Borrower is not in pro forma compliance with each of the financial covenant set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Investment for which financial statements are available, then the effect of such Investment shall be to decrease the Leverage Ratio;

(l)            [Reserved];

(m)          any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business or (ii) litigation, arbitration or other disputes;

(n)           extensions of credit to (and guaranties to the benefit of) customers and suppliers in the ordinary course of business including advances to customers and suppliers that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Holdings and its Subsidiaries in the ordinary course of business;

(o)           guaranties of performance obligations made in the ordinary course of business;

(p)           loans or advances to officers and other employees of Holdings and its Subsidiaries made in the ordinary course of business not exceeding $5,000,000 in the aggregate at any time outstanding; and

(q)           other Investments in an aggregate amount not to exceed the greater of (x) $75,000,000 and (y) 2.00% of Consolidated Total Assets determined as of the last day of the Fiscal Quarter most recently ended.

Notwithstanding the foregoing, in no event shall any Credit Party permit any Investment which results in any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

SECTION 6.7.        Financial Covenant.

(a)           [Reserved.]

(b)           Leverage Ratio.  Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2017, to exceed, (i) for the Fiscal Quarters ending December 31, 2017, March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, 6.50:1.00, (ii) for the Fiscal Quarters ending March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019, 6.25:1.00, (iii) for the Fiscal Quarters ending March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, 5.75:1.00 and (iv) for any Fiscal Quarter ending after December 31, 2020, 5.50:1.00.

(c)           Pro Forma Compliance.  Notwithstanding anything herein to the contrary, pro forma compliance with the financial covenants set forth in this Section 6.7 for any period prior to the initial test period of such covenants shall be calculated assuming that the required Leverage Ratio is equal to the required Leverage Ratio for the Fiscal Quarter ending December 31, 2017.

SECTION 6.8.        Fundamental Changes; Disposition of Assets.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, enter into any transaction of merger or consolidation (other than in connection with an Investment permitted pursuant to Section 6.6), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) into any other Person, or convey, sell, lease or license, exchange, transfer, assign, pledge or otherwise dispose of or encumber, in one transaction or a series of transactions, all or any part of its Equity Interests in any of its Subsidiaries (other than to qualify directors if required by applicable law), business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed except:

(a)           any Subsidiary of Borrower (other than a Pledged Holdco) may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided that, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b)          [Reserved];

(c)           sales or other dispositions of assets that do not constitute Asset Sales;

(d)           Asset Sales; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the manager of Holdings), (2) no less than 75% of such consideration shall be paid in Cash and (3) immediately prior to any such Asset Sale and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; provided, further, that, for purposes of this clause (d), (i) any consideration in the form of Cash Equivalents that are disposed of for Cash within 30 Business Days after such Asset Sale shall be deemed to be Cash consideration in an amount equal to the amount of such Cash consideration, (ii) any liabilities (as shown on the most recent balance sheet of Holdings and its Subsidiaries) of Holdings or any of its Subsidiaries, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the such Asset Sale and for which Holdings and its Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be Cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by Holdings or any of its Subsidiaries in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (x) $50,000,000 and (y) 1.50% of Consolidated Total Assets as of the last day of the Fiscal Quarter most recently ended, at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash consideration;

(e)           disposals of obsolete, worn out or surplus property;

(f)           the lease, as lessor or sublessor, or license (other than any long-term exclusive license), as licensor or sublicensor, of real or personal property or Intellectual Property in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the business of Holdings or any Subsidiary;

(g)           internal corporate reorganizations of the Subsidiaries of any Project Holdco;

(h)           the issuance or sale by Holdings of its Equity Interests;

(i)            [reserved];

(j)            Permitted Warrant Transactions;

(k)           Liens permitted by Section 6.2; and

(l)            the issuance or sale by Borrower or any of its Subsidiaries of Equity Interests ratably to their respective equity holders.

SECTION 6.9.        Subordinated Debt.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, directly or indirectly, to make any payment or other distribution (whether in Cash, securities or other property) of or in respect of principal of or interest on any Indebtedness that is subordinated in right of payment to the Obligations, or any payment or other distribution (whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Indebtedness, or any other payment that has a substantially similar effect to any of the foregoing, in each case if such payment is prohibited by the subordination provisions of such Indebtedness.

SECTION 6.10.     [Reserved.]

SECTION 6.11.      Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms, considered together with the terms of all related and substantially concurrent transactions between such Credit Party or Subsidiary, as the case may be, and such Affiliate of Holdings, that are less favorable to such Credit Party or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate of Holdings in an arms’ length transaction; provided that the foregoing restriction shall not apply to (a) any transaction between or among Borrower and the Guarantors; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business and other employment and severance arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business, and the issuance of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ board of directors; (d) transactions as of the Closing Date described in Schedule 6.11 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect; (e) Permitted Project Undertakings and Permitted Equity Commitments; (f) any Restricted Junior Payment that is not prohibited by Section 6.4 and any payment of Indebtedness that is not prohibited by Section 6.9; (g) loans and advances permitted by Section 6.6(p); and (h) “right of first offer” transactions permitted by the Relationship Agreement. Nothing in the foregoing shall be construed to prohibit the issuance of any Permitted Convertible Bond Indebtedness (or any guarantee thereof), the issuance of any Permitted Exchangeable Bond Indebtedness, or the entry into any Permitted Call Transaction.

SECTION 6.12.      Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, engage in any business other than (i) the businesses engaged in by such Credit Party or Subsidiary, as the case may be, on the Closing Date and similar or related businesses, including, for the avoidance of doubt, owning, developing, constructing, leasing, financing, selling and/or operating Clean Energy Systems (including entering into Hedge Agreements related to the same) and (ii) such other lines of business as may be consented to by Requisite Lenders.

SECTION 6.13.     [Reserved.]

SECTION 6.14.      Amendments or Waivers of Organizational Documents and Certain Material Contracts.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any Material Contract in a manner that could reasonably be expected to have a Material Adverse Effect without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver; provided, however, that any amendment, modification or change expressly required to be made (including adjustments to the exchange rate (howsoever defined)) pursuant to the terms of an indenture governing any Permitted Exchangeable Bond Indebtedness shall not require any consent from any Lenders.

SECTION 6.15.      Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, change its Fiscal Year end from December 31.

SECTION 7

GUARANTY

SECTION 7.1.        Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

SECTION 7.2.        Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their respective obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

SECTION 7.3.        Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

SECTION 7.4.        Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) or valid release of a Guarantor in accordance with the Credit Documents.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or with the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than obligations under any Hedge Agreement)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

SECTION 7.5.        Waivers by Guarantors.  Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

SECTION 7.6.        Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made and other than obligations under any Hedge Agreement) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to such Issuing Bank in an amount equal to the Minimum Collateral Amount)), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made and other than obligations under any Hedge Agreement) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to such Issuing Bank in an amount equal to the Minimum Collateral Amount)), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

SECTION 7.7.        Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

SECTION 7.8.        Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made and other than obligations under any Hedge Agreement) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to such Issuing Bank in an amount equal to the Minimum Collateral Amount)).  Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

SECTION 7.9.        Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

SECTION 7.10.      Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes, to the extent permitted by applicable law, any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

SECTION 7.11.      Bankruptcy, Etc.  (a) So long as any Guaranteed Obligations remain outstanding (other than contingent or indemnification obligations for which no claim has been made), no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 7.12.      Discharge of Guaranty Upon Sale of Guarantor.  If (A) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (B) if a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.15 (or otherwise become an Excluded Subsidiary), then in the case of clauses (A) and (B), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

SECTION 7.13.      Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made and other than obligations under any Hedge Agreement) have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to such Issuing Bank in an amount equal to the Minimum Collateral Amount)).  Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8

EVENTS OF DEFAULT

SECTION 8.1.        Events of Default.  If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization required pursuant to Section 2.22(d); or (iii) any interest on any Loan or any fee or any other amount due hereunder, in each case of this clause (iii) within three Business Days after the date due; or

(b)           Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries (other than Immaterial Entities or Non-Recourse Subsidiaries (except to the extent that any Credit Party is then directly or indirectly liable, including pursuant to any contingent obligation, for any Non-Recourse Project Indebtedness of such Non-Recourse Subsidiary and such liability, individually or in the aggregate, exceeds $75,000,000)) to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $75,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)           Breach of Certain Covenants.  (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, 5.2, 5.18 or 6 or (ii) failure for longer than ten Business Days of any Credit Party to perform or comply with any term or condition contained in Section 5.1(b), 5.1(c), 5.1(d) or 5.1(f); or

(d)           Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made and, to the extent capable of being cured, such false representation and warranty shall remain false in any material respect for a period of 15 days; or

(e)           Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable Federal or State law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the members of Holdings or its board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)           Judgments and Attachments.  At any time there shall exist money judgments, writs or warrants of attachment or similar process involving in the aggregate an amount in excess of $75,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) entered or filed against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) or any of their respective assets and such money judgments, writs or warrants of attachment or similar process remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i)            Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)            Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to Borrower, any of the Guarantors or any of their respective ERISA Affiliates; or

(k)           Change of Control.  A Change of Control shall occur; or

(l)            Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent and indemnification obligations for which no claim has been made and other than obligations under any Hedge Agreement), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral (for the avoidance of doubt, any pledge of Equity Interests shall constitute a material portion of the Collateral) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:  (I) the unpaid principal amount of and accrued interest and premium on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided that the foregoing shall not affect in any way the obligations of Lenders under Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g), to pay) to Administrative Agent such additional amounts of cash as reasonably requested by any Issuing Bank, to be held as security for Borrower’s reimbursement obligations in respect of Letters of Credit issued by such Issuing Bank then outstanding.

SECTION 8.2.        Equity Cure Right.  Notwithstanding anything to the contrary contained in Section 8.1, in the event that Borrower fails to comply with the requirements of the financial covenant set forth in Section 6.7, after the last day of the applicable Fiscal Quarter and until the expiration of the tenth day after the date on which the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 5.1(d), Holdings shall have the right to issue Equity Interests (other than Disqualified Equity Interests) for Cash or otherwise receive Cash contributions to the capital of Holdings and, in each case, to contribute any such cash to the capital of Borrower and apply the amount of the proceeds thereof to increase CFADS with respect to the applicable Fiscal Quarter (the “Cure Right”); provided that (a) such proceeds are actually received by Borrower not later than ten days after the date on which the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 5.1(d), (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to CFADS) (the “Cure Amount”) such failure to comply under Section 6.7 for the applicable period and (c) the Cure Right shall not be exercised more than five times during the term of this Agreement.  If, after giving effect to the foregoing adjustment, Borrower is in compliance with the financial covenant set forth in Sections 6.7, then Borrower shall be deemed to have satisfied the requirements of Section 6.7 as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and any potential breach or default of Section 6.7 shall be deemed cured for purposes of this Agreement.  The parties hereby acknowledge that this Section 8.2 may not be relied on for purposes of calculating any financial ratios other than as applicable to Sections 6.7 and shall not result in any adjustment to any amounts (including Borrower Total Debt for purposes of calculating the Leverage Ratio), other than the amount of the CFADS referred to in the immediately preceding sentence.  From and after the receipt by Administrative Agent of a written notice from Holdings or Borrower that Holdings intends to exercise a Cure Right with respect to a particular Fiscal Quarter and until the expiration of the tenth day after the date on which the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 5.1(d), neither Administrative Agent nor the Requisite Lenders shall exercise any right under Section 8.1 solely on the basis of an Event of Default having occurred and being continuing in respect of a failure to comply with the requirements of the financial covenant set forth in Section 6.7; provided that, during such period (until the Cure Amount has been received by Borrower as provided above), a Default in respect of such failure to comply shall continue to exist for all other purposes of this Agreement and the other Credit Documents.  Notwithstanding anything herein to the contrary, the Cure Amount shall be no greater than the amount required for purposes of complying with the financial covenant set forth in Section 6.7.

SECTION 9

AGENTS

SECTION 9.1.        Appointment of Agents.  Each of BMO, BNS, HSBC Canada, Natixis Securities, RBCCM and SMBC is hereby appointed a Bookrunner hereunder and each Lender hereby authorizes BMO, BNS, HSBC Canada, Natixis Securities, RBCCM and SMBC to act as a Bookrunner in accordance with the terms hereof and the other Credit Documents.  HSBC USA is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes HSBC USA to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  Except with respect to Section 9.7, the provisions of this Section 9 are solely for the benefit of Agents, Lenders and Lender Counterparties and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  As of the Closing Date, none of BMO, BNS, HSBC Canada, Natixis Securities, RBCCM and SMBC, in their capacities as Bookrunners, shall have any obligations but shall be entitled to all benefits of this Section 9.  Each of any Bookrunner and any Agent described in clause (vi) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

SECTION 9.2.        Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

SECTION 9.3.        General Immunity.

(a)           No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders, by or on behalf of any Credit Party to any Agent or any Lender or by any Lender to Agent or any other Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)           Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including, for the avoidance of doubt, (A) taking any action or refraining to take any action which the Administrative Agent reasonably regards as necessary for the Administrative Agent to comply with any applicable law, regulation or court order and (B) refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); and (iii) except as expressly set forth herein and in the other Credit Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(c)           Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d)           Force Majeure.  The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

SECTION 9.4.        Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

SECTION 9.5.        Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)           Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Revolving Loans on the Closing Date or by the funding of any New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Revolving Loans.

SECTION 9.6.        Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

SECTION 9.7.        Successor Administrative Agent and Collateral Agent.

(a)           Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Banks under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of HSBC USA or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of HSBC USA or its successor as Collateral Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)           In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or Issuing Banks under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c)           Notwithstanding the foregoing, any entity into which the Administrative Agent or the Collateral Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation which the Administrative Agent or the Collateral Agent in its respective individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent or the Collateral Agent in its respective individual capacity may be transferred, shall be the Administrative Agent or the Collateral Agent, as applicable, under this Agreement without further action.

SECTION 9.8.        Collateral Documents and Guaranty.

(a)           Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)           Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each other Secured Party hereby agree that (i) no Secured Party (other than Administrative Agent and Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale or other disposition.

(c)           Rights under Hedge Agreements.  No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 10 of the Pledge and Security Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)           Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to Issuing Bank shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to Issuing Bank in an amount equal to the Minimum Collateral Amount)), upon request of Borrower, Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Hedge Agreement) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)           Notwithstanding anything to the contrary contained herein or any other Credit Document, in connection with (i) a sale or disposition of property permitted by this Agreement or (ii) any Grantor ceasing to be a Subsidiary of Holdings or becoming an Excluded Subsidiary, in each case in a transaction permitted by this Agreement, upon request of Borrower, Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in such property (in the case of clause (i) or in the property of such Grantor (in the case of clause (ii)).

(f)            The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.9.        Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 9.10.      Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3 allowed in such judicial proceeding); and

(c)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10

MISCELLANEOUS

SECTION 10.1.      Notices.

(a)           Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Bookrunners, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender or Issuing Bank, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b)           Electronic Communications.

(i)            Notices and other communications to any Agent, Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender or any applicable Issuing Bank pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)          Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)           Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and State securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States Federal or State securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

SECTION 10.2.      Expenses.  Whether or not the transactions contemplated hereby shall be consummated, and, solely with respect to expenses incurred prior to the Closing Date, except as may be agreed separately in writing, Borrower agrees to pay promptly (a) all the  reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented out-of-pocket costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the reasonable and documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable and documented out-of-pocket costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

SECTION 10.3.      Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Lender and their respective affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) willful misconduct, gross negligence or bad faith of such Indemnitee or any of such Indemnitee’s controlled Affiliates or subsidiaries or parent companies or any of its or their respective officers, directors, employees, agents, advisors and controlling persons, (ii) a material breach by an Indemnitee of its obligations under any Credit Document at a time when no Credit Party has breached its obligations under any Credit Document in any material respect or (iii) a proceeding that does not involve an act or omission by Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any Arranger, Bookrunner or Agent in its capacity or in fulfilling its role as an Arranger, Bookrunner or Agent under any Credit Document or any similar role with respect to the credit facilities under this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)           Each Credit Party also agrees that no Lender or Agent nor any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of the funding obligations of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

SECTION 10.4.      Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and Issuing Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17 and 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, Issuing Bank and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

SECTION 10.5.      Amendments and Waivers.

(a)           Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c) (but subject to Sections 2.25 and 2.26), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document (i) to implement the New Revolving Loan Commitments under Section 2.24 and (ii) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), in each case so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or Issuing Bank, if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b)           Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby (but subject to Sections 2.25 and 2.26), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)          extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)          reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v)           extend the time for payment of any such interest, fees or premium;

(vi)          reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)         amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)        amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided that with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix)           release all or substantially all of the Collateral or all or substantially all of the value of the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(x)            consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)            increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)           [Reserved];

(iii)          [Reserved];

(iv)          amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of each Issuing Bank;

(v)           [Reserved]

(vi)          amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable;

(vii)         amend Section 1.5(b) or the definition of “Alternative Currency” without the written consent of each Revolving Lender; or

(viii)        amend, modify or otherwise affect the rights or duties hereunder or under any other Credit Document of (A) Administrative Agent, unless in writing executed by Administrative Agent and (B) any Issuing Bank, unless in writing executed by such Issuing Bank.

(d)           Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender and Issuing Bank at the time outstanding, each future Lender and Issuing Bank and, if signed by a Credit Party, such Credit Party.

SECTION 10.6.      Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder or any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)            to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” with the consent of each Issuing Bank and, unless an Event of Default is then continuing, Borrower (such consent not to be unreasonably withheld or delayed) and upon the giving of notice to Administrative Agent; and

(ii)           to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” with the consent of Administrative Agent, each Issuing Bank and Borrower (such consents not to be (a) unreasonably withheld or delayed or (b) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 15 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $5,000,000, (x) such lesser amount as agreed to by Borrower and Administrative Agent, (y) the aggregate principal amount of the Loans of the assigning Lender then outstanding or (z) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d)           Mechanics.

(i)            Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States Federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to HSBC USA or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)           Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other Federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f)            Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, (y) each Issuing Bank shall continue to have all rights and obligations thereof with respect to the Letters of Credit issued by such Issuing Bank until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)           Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments or Loans or in any other Obligation without the consent of Borrower, any Issuing Bank or any Agent.  Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. Federal income Tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the value of the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)          Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless it complies with Section 2.20(c) as though it were a Lender (it being understood that any such form required by Section 2.20(c) shall be delivered to the applicable Lender and not Borrower or Administrative Agent); provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)           Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, central bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

SECTION 10.7.      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 10.8.      Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

SECTION 10.9.      No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

SECTION 10.10.    Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent, any Issuing Bank or any Lender (or to Administrative Agent, on behalf of any Lender or any Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other State or Federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 10.11.    Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 10.12.    Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 10.13.    Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 10.14.    APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 10.15.    CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

SECTION 10.16.    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 10.17.    Confidentiality.  Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include Issuing Banks) shall hold all non-public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent, each Agent and each Lender may disclose such information with the consent of Borrower, each Agent and each Lender may disclose such information to any parties to this Agreement, and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower or any of its Affiliates received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

SECTION 10.18.    Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, then the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

SECTION 10.19.    Effectiveness; Counterparts.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.20.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of any EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 10.21.    PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

SECTION 10.22.    Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.23.    No Fiduciary Duty.  Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective Affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

SECTION 10.24.    Judgment Currency.  In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “Judgment Currency”) other than the currency in which such amount is denominated in accordance with the provisions of the applicable Credit Document (the “Agreement Currency”), the Credit Parties will indemnify Administrative Agent, any Issuing Bank and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Agreement Currency amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the Judgment Currency that is designated by Administrative Agent, at which Administrative Agent, such Issuing Bank or such Lender is able to purchase the Agreement Currency with the amount of the Judgment Currency actually received by Administrative Agent, such Issuing Bank or such Lender.  The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into the Agreement Currency.

SECTION 10.25.    Intercreditor Agreements.  Each Lender (and each other Secured Party, by accepting the benefits of this Agreement and the Collateral Documents) (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Pari Passu Intercreditor Agreement or any Intercreditor Agreement entered into in accordance with the terms of this Agreement and (b) hereby authorizes and instructs Administrative Agent to enter into the Pari Passu Intercreditor Agreement and each Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TERRAFORM POWER, LLC
TERRAFORM POWER OPERATING, LLC
SUNEDISON CANADA YIELDCO MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ1 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ2 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ3 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ4 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ6 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ7 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ8 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ9 MASTER HOLDCO, LLC
SUNEDISON YIELDCO ACQ10, LLC
SUNEDISON YIELDCO CHILE MASTER HOLDCO, LLC
SUNEDISON YIELDCO DG MASTER HOLDCO, LLC
SUNEDISON YIELDCO DGS MASTER HOLDCO, LLC
SUNEDISON YIELDCO DG–VIII MASTER HOLDCO, LLC
SUNEDISON YIELDCO ENFINITY MASTER HOLDCO, LLC
SUNEDISON YIELDCO NELLIS MASTER HOLDCO, LLC
SUNEDISON YIELDCO REGULUS MASTER HOLDCO, LLC
SUNEDISON YIELDCO UK HOLDCO 3 MASTER HOLDCO, LLC
SUNEDISON YIELDCO UK HOLDCO 4 MASTER HOLDCO, LLC
TERRAFORM CD ACQ MASTER HOLDCO, LLC
TERRAFORM FIRST WIND ACQ MASTER HOLDCO, LLC
TERRAFORM LPT ACQ MASTER HOLDCO, LLC
TERRAFORM POWER IVS I MASTER HOLDCO, LLC
TERRAFORM REC ACQ MASTER HOLDCO, LLC
TERRAFORM SOLAR MASTER HOLDCO, LLC
TERRAFORM SOLAR XVII ACQ MASTER HOLDCO, LLC
TERRAFORM THOR ACQ MASTER HOLDCO, LLC

By:	/s/ Andrea Rocheleau
Name:	Andrea Rocheleau
Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent

By:	/s/ Joseph A. Lloret
	Name:	Joseph A. Lloret
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

HSBC BANK CANADA, as a Lender

By:	/s/ My Le
	Name:	My Le
	Title:	Director, Global Banking

By:	/s/ Casey Coates
	Name:	Casey Coates
	Title:	Managing Director, Global Banking

[Signature Page to Credit and Guaranty Agreement]

HSBC BANK CANADA, as an Issuing Bank

By:	/s/ My Le
	Name:	My Le
	Title:	Director, Global Banking

By:	/s/ Casey Coates
	Name:	Casey Coates
	Title:	Managing Director, Global Banking

[Signature Page to Credit and Guaranty Agreement]

BANK OF MONTREAL, Chicago Branch, as a Lender

By:	/s/ Brian L. Banke
	Name:	Brian L. Banke
	Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

THE BANK OF NOVA SCOTIA, as an Issuing Bank and a Lender

By:	/s/ Kirt Millwood
	Name:	Kirt Millwood
	Title:	Managing Director

By:	/s/ Matthew Hartnoll
	Name:	Matthew Hartnoll
	Title:	Director

[Signature Page to Credit and Guaranty Agreement]

NATIXIS, NEW YORK BRANCH, as an Issuing Bank and a Lender

By:	/s/ Pierre Audrain
	Name:	Pierre Audrain
	Title:	Managing Director

By:	/s/ Aitor Alava
	Name:	Aitor Alava
	Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Frank Lambrinos
	Name:	Frank Lambrinos
	Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Juan Kreutz
	Name:	Juan Kreutz
	Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
HSBC Bank Canada	75,000,000.00	16 2/3%
Bank of Montreal	75,000,000.00	16 2/3%
The Bank of Nova Scotia	75,000,000.00	16 2/3%
Natixis	75,000,000.00	16 2/3%
Royal Bank of Canada	75,000,000.00	16 2/3%
Sumitomo Mitsui Banking Corporation	75,000,000.00	16 2/3%
Total	$450,000,000.00	100%

APPENDIX A-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

TERRAFORM POWER, LLC AND ITS SUBSIDIARIES

TerraForm Power, LLC
250 Vesey Street, 15th Floor
New York, NY  10281
Attention:  Chief Executive Officer
Facsimile:  (212) 414-7272
Telephone:  (212) 417-7293
Email:  john.stinebaugh@brookfield.com

HSBC BANK USA, NATIONAL ASSOCIATION,
Administrative Agent’s Principal Office:

HSBC Bank USA, National Association
CTLANY Loan Agency
Corporate Trust and Loan Agency
452 Fifth Avenue – 10E7
New York, NY 10018
Attention: Keisha McClaughlin
Facsimile:  +1 917-229-6659
Telephone:  +1 212-525-7253
Email: CTLANY.LoanAgency@us.hsbc.com

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
Attention:  Michael J. Bellucci
Facsimile:  +1 212.822.5410
Telephone:  +1 212.530.5410
Email:  MBellucci@milbank.com

HSBC BANK CANADA,
in its capacity as a Lender:

HSBC Bank Canada
70 York St, 9th Floor
Toronto, ON, M5J1S9
Attention:  My Le
Facsimile:  +1 416 8683817
Telephone:  +1 416 8688404
Email: My_N_Le@hsbc.ca
APPENDIX B-1

HSBC BANK CANADA,
in its capacity as Issuing Bank:

HSBC Bank Canada
250 University Avenue, Suite 300
Toronto, Ontario M5H 3E5
Attention:  Jonathan Khan, Associate Vice President, Global Trade & Receivables Finance
Facsimile:  +1 416-868-3803
Telephone: +1 416-263-5623 or +1 888-315-4722
Email: jonathan.khan@hsbc.ca and gtrf.standby@hsbc.ca

THE BANK OF NOVA SCOTIA,
in its capacity as Issuing Bank:

The Bank of Nova Scotia
Trade Service Center
250 Vesey Street (24th Floor)
New York, NY 10281
Attention:  NY Agency Letters of Credit
Facsimile:  +1 212 225 6464
Telephone:  +1 212 225 5000
Email: NewYorkLettersofCredit@scotiabank.com

NATIXIS, NEW YORK BRANCH,
in its capacity as Issuing Bank:

Natixis, New York Branch
1251 Avenue of the Americas
New York, NY  10020
Attention:  Wilbert Velazquez and Sheila Sumsky
Facsimile:  + 1 201-761-6936 and +1 201-761-6936
Telephone:  +1 212-872-5051 and + 1 212-872-5141
Email:  LETTER_OF_CREDIT@natixis.com and wilbert.velazquez@natixis.com and sheila.sumsky@natixis.com

APPENDIX B-2